As filed with the Securities and Exchange Commission on January 21, 2003
                            Registration No.___-_____

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            THE CLASSICA GROUP, INC.
             (Exact name of registrant as specified in its charter)


     NEW YORK                        2020                     13-3413467
(State or other              (Primary Standard             (I.R.S. employer
 jurisdiction              Industrial Classification      Identification No.)
 of incorporation                  Code No.)
 or organization)

                             1835 SWARTHMORE AVENUE
                               LAKEWOOD, NJ 08701
                                 (732) 363-3800
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------
                                Scott G. Halperin
                             Chief Executive Officer
                            The Classica Group, Inc.
                             1835 Swarthmore Avenue
                               Lakewood, NJ 08701
                                 (732) 363-3800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ---------------
                        Copies of all communications to:

                             W. Raymond Felton, Esq.
               Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP
                                  P.O. Box 5600
                          Woodbridge, New Jersey 07095
                                 (732) 549-5600

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[-]

If this Form is a post-effective amendment filed pursuant to Rule 462(d under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
[-]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of Each
Class of                           Proposed           Proposed        Amount of
Securities to  Amount to be   Maximum Offering   Maximum Aggregate  Registration
Be Registered  Registered (1) Price per Unit(2)  Offering Price (2)      Fee
--------------------------------------------------------------------------------
Common stock     1,230,000          $1.50        $ 1,845,000.00
par value          100,000          $2.00           $200,000.00
$.001 per          150,000          $1.25           $187,500.00
share              206,000          $1.00           $206,000.00
                                                ------------------
                                         Total   $ 2,438,500.00        $224.35
--------------------------------------------------------------------------------

(1) Includes an indeterminate number of shares of common stock issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2) 100,000 warrants are available for purchase at $2.00, 150,000 warrants are available for purchase at $1.25, 206,000 warrants are available for purchase at $1.00, and the balance of 1,230,000 shares being registered are estimated pursuant to Rule 457 based upon the closing price of the common stock on January 14, 2003, as reported on the Nasdaq SmallCap Market solely for the purpose of calculating the registration fee in accordance with Rule 457(g)under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 21, 2003


                                   PROSPECTUS

                        1,686,000 Shares of Common Stock
                           $0.001 par value per share

                             THE CLASSICA GROUP INC.
                                  Common Stock




         This prospectus relates to an aggregate of 1,686,000 shares of our common stock, par value $0.001 per share. 1,236,000 of these shares are being registered on behalf of five investors who recently purchased an aggregate of $1,030,000 of our common stock and warrants to purchase shares of our common stock, and as payment to a placement agent for this offering. The balance of the shares being registered hereunder, are being registered pursuant to registration rights we have to two investors who purchased 200,000 shares of our common stock in a private placement in May 2002, and to holders of warrants, exercisable into 100,000 and 150,000 of our shares, to whom we issued warrants in consideration for the performance of legal advisory services in 2001, and investment banking services, respectively. The shares are being offered by the share and warrant holders.

         There is no underwriter, escrow agent or minimum level of proceeds that must be reached before acceptance of any sales.

         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "TCGI". On January 14, 2003, the closing price for our common stock was $1.50 per share.

         Investing in common stock involves risk. Before you invest, you should consider carefully the "Risk Factors" beginning on page 6.

         Neither the SEC nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is January 21, 2003.

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary.......................................................   5
Risk Factors.............................................................   6
Use of Proceeds..........................................................  10
Selling Security Holders.................................................  11
Plan of Distribution.....................................................  12
Legal Proceedings........................................................  13
Directors; Executive Officers............................................  13
Security Ownership of Certain Beneficial
              Owners and Management .....................................  15
Description of Securities................................................  16
Commission's Position on Indemnification
               for Securities Act of Liability...........................  16
Certain Relationships and Related Transactions...........................  17
Description of Business..................................................  17
Management Discussion and Analysis.......................................  21
Description of Property..................................................  26
Market for Common Equity and Related Stockholder Matters.................  26
Executive Compensation...................................................  27
Legal Matters............................................................  31
Experts..................................................................  31
Changes in and Disagreements with Accountants on Accounting
           and Financial Disclosure......................................  31
Additional Information...................................................  31
Financial Statements.....................................................  32
Pro Forma Financial Information..........................................  58

                               PROSPECTUS SUMMARY

                                   The Company

         We are a New York corporation with headquarters in Lakewood, New Jersey. We are scheduled to relocate our headquarters to a new facility in Sayreville, New Jersey in February, 2003. Until December 31, 2002, our primary source of revenue was from our wholly-owned subsidiary, Cucina Classica Italiana, Inc., which produced, imported and distributed specialty cheeses and Italian foods. Effective December 31, 2002, we sold the assets of Cucina Classica's cheese production, importation and distribution business. Going forward, we intend to focus on our microwave technology business.

         Through our wholly-owned subsidiaries Classica Microwave Technologies, Inc., and C.G.T.I.-Classica Group Technologies Italia, S.r.l., we design, build and sell microwave heat processing equipment for pasteurization, sterilization, drying, and sanitizing, in the food, pharmaceutical and other industries. Our systems enable food producers to extend the shelf life of their products significantly without the use of chemical preservatives.

         We own patents on the microwave heat process and we import the machines from Europe. We then sell and install the equipment and provide service to major food producers, wholesalers and retailers.

         We are registering 1,236,000 shares of our common stock for sale by five investors, to whom we have registration rights obligations, pursuant to their recent purchase of $1,030,000 of our common stock and warrants to purchase shares of our common stock, and as payment to a placement agent for this offering. We are also registering 200,000 shares of our common stock pursuant to "piggyback" registration rights we granted to 2 investors in a private placement we conducted in May 2002, and 250,000 shares, which underlie warrants issued in 2001, and 2002.

         We do not own any of the shares being registered hereunder, and, therefore, we will not receive any of the proceeds from the sale of any of the shares.

         Our mailing address and primary place of business is 1835 Swarthmore Avenue, Lakewood, New Jersey 08701. Our telephone number is (732) 363-3800.

                                  RISK FACTORS


An investment in our common stock involves a high degree of risk. You should carefully consider the following risk factors, as well as all other information in this prospectus, before you decide to buy our common stock. If any of the following risks occur, our business, results of operations and financial condition could be harmed, the value of our common stock could decline and you could lose all or part of your investment.

Because going forward we intend to focus our efforts on our microwave technologies segment, we are effectively a new business with a limited operating history, which has not yet generated significant income.

Our microwave technologies subsidiary commenced business in early 2001. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business. Although our executive officers have significant experience in the food industry, we have a limited track record in the microwave heat processing industry on which investors may assess our prospects.

We may need additional funds to support operations. If we are unable to obtain the necessary funds we may have to reduce or cease operations, or attempt to sell some or all of our operations or to merge with another entity.

The further development of our products as well as the expansion of manufacturing capabilities or the establishment of additional sales, marketing and distribution capabilities may require the commitment of substantial funds. Our existing working capital may not be sufficient to meet this expansion plan. Potential sources of additional funds include public or private offerings of debt or equity securities, bank lines of credit or extensions of existing arrangements. Additional financing may not be available on terms favorable to us, or at all. Insufficient funds may require us to delay, scale back or eliminate certain product development programs, or attempt to merge with another entity or otherwise reduce or cease operations.

Your percentage of ownership and voting power, and the price of our common stock may decrease because we may issue a substantial number of shares of common stock, or securities convertible or exercisable into our common stock.

We have the authority to issue up to 25,000,000 shares of our common stock, par value $0.001 per share, without shareholder approval. We may also issue options and warrants to purchase shares of our common stock. These future issuances could be at values substantially below the price paid for our common stock by current stockholders. Although we may pursue placements of the shares of our subsidiaries, we may be unable to do so and therefore we may conduct additional future offerings of our common stock, or other securities with rights to convert the securities into shares of our common stock, which may result in a decrease in the value, or market price of our common stock.

Because we depend on foreign sources of supply, we may be unable to obtain adequate supplies.

Our machinery is manufactured by foreign producers located in Europe. Accordingly, we are subject to various risks in foreign trade, including economic and political instability, shipping delays, fluctuations and foreign currency exchange rates, custom duties, and other trade restrictions. These factors could have a significant impact on our operating margins and our ability to obtain supplies and deliver products on a timely and competitively basis.

Product liability claims could have an adverse affect on our business.

We face the risk of exposure to product liability claims in the event that our quality control procedures fail and the use of our product causes injury or illness. With respect to product liability claims, we believe that we have sufficient primary and excess umbrella liability insurance. However, this insurance may not continue to be available at a reasonable cost, or, if available, may not be adequate to cover liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying us with products, but this indemnification or insurance coverage is limited, as a practical matter, to the credit worthiness of the indemnifying party, and their carriers, if any, as well as the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, product liability claims related to defective products could have a material adverse affect on our financial condition, results of operations and liquidity.

If we are unable to comply with governmental regulations, our revenues may be seriously harmed.

Our industry is subject to regulation by the United States Department of Agriculture (USDA) and the United States Food and Drug Administration (FDA). If we fail to conform our products to these regulatory requirements, we could lose sales and our business could be seriously harmed. Additionally, any failure of our products to comply with relevant regulations could delay their introduction and require costly and time-consuming engineering changes.

 Our pasteurization systems technology is currently being used in USDA approved plants in the United States. We will proceed to work with potential clients interested in sterilization systems and with the relevant regulatory agencies to obtain government approval and certification for the equipment. Failure to conform our products to regulatory requirements could result in the loss of sales of sterilization systems.

The market price of our stock is subject to fluctuation.

The market price of our common stock has been subject to significant fluctuation. The price of our common stock could be subject to further fluctuation in response to factors such as the following, some of which are beyond our control:

o   Variations in our operating results;
o Operating results that vary from the expectations of securities analysts and investors;

o Changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

o Announcements by us or our competitors of major business developments such as new products, services or technologies or significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments.;

o Announcements by third parties of significant claims or proceedings against us;

o   Future sales of our common stock; and

o   General market conditions.

Future sales of our common stock could cause the market price of our common stock to drop significantly, even if our business is doing well.


After this offering, 5,025,067 shares of our common stock will be issued and outstanding, including 1,230,000 of the shares of common stock that we are registering hereunder, which may be resold in the public market immediately. We have also issued warrants exercisable into 356,000 shares, and options to purchase 1,614,219 shares of our common stock under our employee stock option plans. The shares uderlying the warrants are being registered hereunder. Subject to the applicable vesting and registration requirements, upon exercise of these options and or warrants the underlying shares may be resold into the public market. The market price of our common stock could decline as a result of the sales of these shares or the perception that sales of these shares could occur.


Provisions in our charter and New York law may prevent an acquisition of us.

Certain provisions of our certificate of incorporation could have the effect of making more difficult or discouraging an acquisition of our company deemed undesirable by our board of directors. Under our certificate of incorporation, there are approximately 16,824,500 unreserved shares of common stock and 183.5 shares of preferred stock available for future issuance without shareholder approval. The existence of this authorized but unused capital stock could have the affect of discouraging acquisition of our company.

In addition, we are subject to certain anti-takeover provisions under Section 912 of the New York Corporation Law. Section 912 provides that, with certain exceptions, a New York Corporation may not engage in a business combination with any interested shareholder for a period of five years following the date such shareholder becomes an interested shareholder. An interested shareholder is a person that owns, directly or indirectly, twenty percent or more of the outstanding voting stock of a corporation or is an affiliate or associate of a corporation and was the owner of twenty percent or more of the outstanding voting stock of the corporation at any time within the prior five years. These provisions could have the affect of discouraging, delaying or preventing a takeover of our company, which could otherwise be in the best interest of our shareholders, and have an adverse affect on the market price for our common stock.

We do not expect to pay dividends.

We have not paid any cash dividends on our common stock to date and do not expect to pay dividends for the foreseeable future.

Competition in the industry may reduce our sales and margins.

Our business operates in a highly competitive industry. In addition, we compete with companies that have greater capital resources, research and development staffs, facilities, diversity of product lines and brand recognition than ours. Increased competition as to any of our products could result in reduced prices which would reduce our sales and margins. Our competitors may succeed in developing newer enhanced products which are better than ours. These companies may also prove to be more successful in marketing and selling their products than we are with ours.

Failure to compete effectively in the markets for products such as ours may render existing products obsolete or unmarketable, which could rapidly erode our position in the market.

Our growth and future results of operations will depend in part on our ability to respond to technological advances and changes by enhancing our existing products and services and by developing and introducing, on a timely and cost-effective basis, new products, features and related services to meet or exceed technological advances in the marketplace. There can be no assurance that we will be successful in identifying, developing and marketing new products, product enhancements and related services that respond to technological change or evolving industry standards, or adequately meet new market demands. If we fail to respond to rapidly changing technologies, that failure could have a material adverse effect on our business, financial condition and results of operations.

Failure to effectively protect our proprietary rights could harm our business and negatively affect our financial position.

We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights. Furthermore, we generally enter into non-competition, non-disclosure and invention assignment agreements with our employees and consultants, and into non-disclosure agreements with our customers and distributors. There can be no assurance that such measures will be adequate to protect our proprietary rights. Additionally, we may be subject to further risks if and when we enter into transactions in countries where intellectual property laws are not well developed or are difficult to enforce. Legal protections of our proprietary rights may be ineffective in such countries. Litigation may be necessary to defend and enforce our proprietary rights, which could result in substantial costs and diversion of management resources and could have a material adverse effect on our business, financial condition and results of operations, regardless of the final outcome of such litigation. Despite our efforts to safeguard and maintain our proprietary rights both in the United States and abroad, there can be no assurance that we will be successful in doing so or that the steps taken by us in this regard will be adequate to deter misappropriation or independent third-party development of our technology or to prevent an unauthorized third party from copying or otherwise obtaining and using our products or technology. Any of such events could have a material adverse effect on our business, financial condition and results of operations.

We or our employees may become subject to claims of infringement or misappropriation of the intellectual property rights of others.

There can be no assurance that third parties will not assert infringement or misappropriation claims against us, our customers or distributors in the future with respect to our employees or current or future products or services. Any claims or litigation, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to us, if at all, which could have a material adverse effect on our business's financial condition and results of operations.

We may issue additional securities with rights superior to those of our common stock, which could materially limit the ownership rights of investors.

We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital. Our board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of our shareholders. It is likely that any debt securities or preferred stock that we sell would have terms and rights superior to those of the common stock and may be convertible into common stock. Any sale of securities could adversely affect the interest or voting rights of the holders of common stock, resulting in substantial dilution to the existing shareholders, or adversely affect the market price of our common stock.

We rely on the efforts of our Chairman of the Board and Chief Executive Officer, and the loss of his services could materially adversely affect our business.


Our success is largely dependent upon the personal efforts and abilities of Scott G. Halperin, our Chairman of the Board and Chief Executive Officer. If he ends his relationship with us before a qualified replacement is found, then our business, profits and results of operations could be materially adversely affected. Mr. Halperin's employment agreement is effective through July 31, 2005 and is renewable for successive three-year periods commencing on the termination date, by mutual agreement. We do not maintain key-man life insurance on Mr. Halperin. If he dies, there may be serious and adverse consequences for our company.



                                 USE OF PROCEEDS

         We do not own any of the shares being offered hereunder and will not receive any proceeds when they are sold.



                            SELLING SECURITY HOLDERS


         We are registering 1,236,000 shares of our common stock pursuant to registration rights obligations we have to investors who recently purchased $1,030,000 of our common stock and warrants exercisable into 206,000 shares of our common stock in a private placement. We are also registering 200,000 shares of our common stock pursuant to piggyback registration rights we have to investors who purchased 200,000 shares of our common stock in May 2002, and 250,000 shares, which underlie warrants issued in 2001 and 2002. Other than the shares covered by this prospectus, none of the selling shareholders listed below holds more than 1% of our common stock or have they ever held any position or office with us.

         The following table sets forth information for the shares being registered hereunder, as of January 14, 2003, with respect to the shares held by the selling shareholders. The number of shares of common stock to be offered for resale by the selling shareholders was determined by the terms of our agreements with such selling shareholders.


--------------------------------------------------------------------------------
Name of Selling         Shares of Common  Number of Shares    Shares of Common
  Shareholder          Stock Owned Prior    to be Offered        Stock Owned
                        to Offering (1)      for Sale (2)    After Offering (2)
--------------------------------------------------------------------------------

Michael Iaverone           303,000 (3)          303,000              0
Belza Development Corp.    200,000              200,000              0
Howard Green               400,000              400,000              0
Gary Miller                180,000              180,000              0
New Rainbow                 50,000               50,000              0
Henry Corrao               103,000 (4)          103,000              0
J.P. Turner & Co., LLC     150,000 (5)          150,000              0
Patton Boggs               100,000 (6)          100,000              0
Scott Garshell             100,000              100,000              0
Leonard Nieves             100,000              100,000              0
--------------------------------------------------------------------------------

(1) Except as otherwise indicated, the number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Each selling shareholder has sole voting power and investment power with respect to all shares listed as owned by that selling shareholder.

(2) We do not known when or in what amounts the selling shareholders will offer shares for sale, if at all. The selling shareholders may sell any or all of the shares included in and offered by this prospectus. Because the selling shareholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling shareholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares included in and covered by this prospectus will be held by the selling shareholders.

(3) Includes warrants exercisable into 103,000 shares of common stock at $1.00 per share.

(4) Represents a warrant exercisable into 103,000 shares of common stock at $1.00 per share.

(5) Represents a warrant exercisable into 150,000 shares of common stock at $1.25 per share.

(6) Represents a warrant exercisable into 100,000 shares of common stock at $2.00 per share.

                              PLAN OF DISTRIBUTION

     Shares of our common stock are traded currently on the Nasdaq SmallCap Market under the symbol "TCGI."

     This prospectus, as appropriately amended or supplemented, may be used from time to time by the selling shareholders, or by their pledgees, donees, transferees or other successors in interest, who have received shares and who wish to offer and sell such shares in the public marketplace. We will receive none of the proceeds from any such sales. The selling shareholders have advised us that, prior to the date of this prospectus they have not made any agreement or arrangement with any underwriter, broker or dealer regarding the distribution and resale of the shares. If we are notified by the selling shareholders that any material arrangement has been entered into with an underwriter for the sale of the shares, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate: (i) the name of the participating underwriter; (ii) the number of the shares involved; (iii) the price at which such shares are sold, the commissions paid or discounts or concessions allowed to such underwriter; and (iv) other facts material to the transaction.

     We anticipate that the selling shareholders will sell the shares covered by this prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the sellers, or through broker-dealers acting as principals, who may resell the shares through the Nasdaq SmallCap Market or through private sales or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The selling shareholders may effect such transactions by selling its shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling shareholders and/or the purchaser of the shares for whom such broker-dealer may act as agent (which compensation may be in excess of customary commissions.) The selling shareholders and any broker-dealer that participates with the selling shareholders in the distribution of the shares may be deemed to be an underwriter and commissions received by them and any profit on the resale of the shares positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. In addition, any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933 may qualify thereunder rather than pursuant to this prospectus.

     Sales of the shares on the Nasdaq SmallCap Market may be made by means of a variety of methods, including without limitation, the following: (i) a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transactions; (ii) purchases by a dealer as principal and resale by such dealer for its account pursuant to this prospectus; (iii) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (iv) face-to-face or other direct transactions between the selling shareholder and purchasers without a broker or other intermediary. In effecting sales, brokers or dealers engaged by the selling shareholder may arrange for other brokers or dealers to participate.

     The selling shareholders are not restricted as to the price or prices at which they may sell the shares. Sales of the shares at less than market price may depress the market price of our common stock. Moreover, the selling shareholders are not restricted as to the number of shares which may be sold at any one time and the selling shareholder is permitted to buy, from time to time, an unlimited number of additional shares of common stock in open market transactions or otherwise.

     We will pay all of the expenses incident to the offer and sale of the shares to the public by the selling shareholders other than commissions and discounts of underwriters, dealers or agents. There can be no assurance that the selling shareholders will sell any or all of the shares offered by them hereunder.

                                LEGAL PROCEEDINGS

         There are currently no material legal proceedings or actions pending by or against us or any of our subsidiaries.

                        DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information with respect to each person who serves as one of our executive officers or directors and their ages as of the date of this prospectus:

         Name                Age                   Position
         ----                ---                   --------
Scott G.  Halperin            40   Director, President & Chief Executive Officer
Bernard F.  Lillis, Jr. CPA   59   Director, Chief Administrative Officer,
                                   Chief Financial Officer and Treasurer
Joseph M.  Greene             60   Director
Alan Rubin                    34   Director
Harry J.  Friedberg, Esq.     65   Director
Joseph Riemer, PhD.           54   President of Classica Microwave Technologies,
                                   Inc.


         Each director will hold office until the next annual meeting of shareholders or until his successor has been elected and qualified. Our officers are elected by our board of directors and serve at the board's discretion.


Scott G. Halperin has served as Chairman of our board of directors since July 1, 1997 and as Chief Executive Officer since August 1, 1994. He also served as Treasurer from May 1994 through June 30, 1997. Prior to joining us, he was President and a principal of Agama, Inc., a company involved in mergers and acquisitions. Earlier in his career, Mr. Halperin worked for ABIC International Consultants, Inc., a food technology consulting company, where he was involved in product development and analytical testing of food products.

Bernard F. Lillis, Jr., CPA has been one of our directors, and Treasurer since July 1, 1997. He served as our Chief Operating Officer from July 1, 1997 through November, 2001 and as our Chief Administrative Officer since November, 2001. He has been our Chief Financial Officer since April 15, 1996. Prior to joining us, he served as Chief Financial Officer of several companies, as Deputy City Manager for Finance of Rochester, New York and on the audit staff of Deloitte & Touche, certified public accountants. Mr. Lillis is a certified public accountant.

Joseph M. Greene has been one of our directors since February 23, 1998. He served as acting chief operating officer of Marx Toys, Inc., from January 2001 through May, 2002. He is the founder and has been the chief executive officer of Advanced Trading Concepts since January, 1990, a sales agency for various fully tariffed switch and network based domestic and international carriers of telephone services. Mr. Greene is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

Alan Rubin has been one of our directors since January 28, 2000. Since 2001 he has been a partner of Targeted Financial Services, a registered investment advisor. Prior to 2001, he was partner of Nalven, Paredes, Payne & Rubin, a registered investment advisor. Prior to 1998, he had an advisory role with Lincoln Securities Corporation and Lincoln National Equity Sales Corporation. He was appointed a member of CoreStates Bank Investment Advisory Committee to advise on management, due diligence and availability of client investment programs and supervision of representatives. Mr. Rubin is a member of the Audit Committee and the Compensation Committee of the Board of Directors.

Harry J. Friedberg, Esq. has been one of our directors since March 2, 1998. He has been engaged in the private practice of law since 1963.

Joseph Riemer, Ph. D. was appointed Vice President - Corporate Development of Classica Microwave Technologies, Inc. in November, 2001 and President in June, 2002. He holds a BS in Food Engineering and Biotechnology from Technion, Israel and a Ph. D. in Food Science and Technology from Massachusetts Institute of Technology. Prior to joining us he was Director of Global Operations Development at Adams Confectionery Division of Pfizer.

None of our directors hold directorships in any other public company. There are no family or other personal or business relationships between or among our directors, key employees, any control persons or the investors purchasing the shares covered by this filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of January 14, 2003, regarding the ownership of our common stock by each director and each of our current executive officers, each person known to us to beneficially own 5% or more of common stock, and all our directors and executive officers as a group. Except as indicated, all persons named as beneficial owners of common stock have sole voting and investment power with respect to the shares indicated as beneficially owned by them. All persons named have an address at c/o The Classica Group, Inc., 1835 Swarthmore Avenue, Lakewood, NJ 08701.


                                  COMMON STOCK
--------------------------------------------------------------------------------
            Name of
  Beneficial Owner (A)        Number of Shares     Percentage of Outstanding (H)
--------------------------------------------------------------------------------
Scott G.  Halperin                 729,150 (B)                 12.67
Bernard F.  Lillis, Jr.            548,950 (C)                  9.85
Joseph M.  Greene                   45,500 (D)                  0.90
Harry J.  Friedberg                 60,667 (E)                  1.19
Alan Rubin                          55,100 (F)                  1.08
Joseph Riemer                       27,257 (G)                  0.54
All directors and executive
officers                         1,466,624                     22.59
--------------------------------------------------------------------------------

(A) All information with respect to beneficial ownership of the shares is based upon filings made by the respective beneficial owners with the Securities and Exchange Commission or information provided by such beneficial owners to us. Shares include stock options and warrants exercisable within 60 days.

(B) Includes options to purchase 199,111 shares at $1.25 per share and 125,000 shares at $ 0.99 held by Mr. Halperin.

(C) Includes options to purchase 158,778 shares at $1.25 per share and 100,000 shares at $ 0.99 held by Mr. Lillis.

(D) Includes options to purchase 20,500 shares at $1.25 per share and 25,000 shares at $0.99 held by Mr. Greene.

(E) Includes options to purchase 23,000 shares at $1.25 per share and 15,000 shares at $ 0.99 held by Mr. Friedberg.

(F) Includes options to purchase 10,000 shares at $1.25 per share and 25,000 shares at $ 0.99 held by Mr. Rubin.

(G) Includes options to purchase 22,857 shares at $ 1.75 per share held by Dr. Riemer.

(H) For each beneficial owner, the "Percentage of Outstanding" equals each owner's actual holdings of shares plus shares represented by unexercised options and warrants held, divided by total shares outstanding of our company on January 14, 2003, of 5,025,067 plus the above-referenced unexercised options and warrants of the referenced holder only. In other words, individual percentages of the listed holders will not add to the group total because the calculations are made separately for each holder.

                            DESCRIPTION OF SECURITIES

         Our authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share. All shares of common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each holder of common stock is entitled to one vote for each share owned of record on all matters voted upon by shareholders. A majority vote of the outstanding shares present at a shareholders meeting is required for actions to be taken by shareholders. Directors are elected by a majority vote. The holders of our common stock do not have cumulative voting rights. Accordingly, the holders of a majority of the voting power of our shares voting for the election of directors can elect all of the directors if they choose to do so. Our common stock bears no preemptive rights, and is not subject to redemption, sinking fund or conversion provisions. Holders of our common stock are entitled to receive dividends out of funds legally available if, and when, declared by our board of directors and to participate pro rata in any distribution of assets available for distribution upon the liquidation of our company. Any dividends declared with respect to shares of common stock will be paid pro rata in accordance with the number of shares of common stock held by each shareholder.

         Holders of our preferred stock have no voting rights but are entitled to a priority of payment in the amount of the original subscription price paid for each preferred share ($16,667 to $25,000), plus a proportionate amount, as defined, on any remaining excess proceeds if there is, among other matters, a sale of all or substantially all of our shares or assets. The holders of our preferred stock are not entitled to specific dividends; however, should we declare any dividends on our shares of common stock, the holders of our preferred stock will be entitled to receive dividends as if they had converted to common shares immediately prior to the dividend declaration. The holders of the preferred shares may convert, at their option, at any time, all or part of their shares into common shares. Each outstanding preferred share is convertible into one share of our common stock, subject to certain adjustments as defined in our Amended Certificate of Incorporation.

         As of January 14, 2003, there were 16.5 preferred shares issued and outstanding, all of which are convertible into common shares at the holder's option. We have reserved, in the aggregate, 17 shares of our common stock for possible future issuance to holders of our preferred stock in the event they choose to convert their stock into shares of our common stock.

           DISCLOSURE OF COMMISSION'S POSITION ON INDEMNIFICATION FOR
                            SECURITIES ACT LIABILITY

         We indemnify our directors and executive officers to the fullest extent permitted by the laws of the State of New York (our state of incorporation) or any other relevant jurisdiction that may afford the greatest protection to the director or executive officer, against all costs, charges and expenses, including, without limitation, amounts paid in settlement or upon judgment in connection with any action, suit or proceeding to which the individual may be a party by reason of being or having been a directors, officers, employees or representatives or of any of our subsidiaries except that the individual's indemnity shall not extend to fraud, criminal misconduct, embezzlement or gross negligence committed by the individual.
         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and

Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         There are no family or other personal or business relationships between or among our directors, key employees, any control persons or the investors purchasing the shares covered by this filing.

                             DESCRIPTION OF BUSINESS

Organization within last five years.


We were incorporated as Saratoga Brands, Inc., a New York corporation, on June 12, 1987. We changed our name to The Classica Group, Inc. on August 27, 1999. From approximately 1987 through September 30, 1993, we manufactured and distributed potato and vegetable chips and distributed other snack food products. On September 30, 1994 we discontinued our snack food business.

On August 26, 1994, we entered the specialty cheese industry, through the acquisition of Cucina Classica Italiana, Inc., a company located in Lakewood, New Jersey, which was engaged in the production, importation and distribution of premium cheeses and Italian foods.

On December 30, 1994, we acquired JR's Delis, Inc., a Rhode Island based catering and distribution business that distributed sandwiches and deli products to convenience stores and retail outlets in Rhode Island, Massachusetts and Connecticut.

On April 29, 1996, effective January 1, 1996, we acquired Deli King, Inc., a food processor, distributor and mobile catering business serving Rhode Island, eastern Connecticut and southeastern Massachusetts. Deli King, Inc. was integrated with JR's Delis, Inc. and both operated out of Deli's facility in West Warwick, Rhode Island.

On October 7, 1999, we effected a one-for-five reverse stock split.

At the end of 2000, we adopted a formal plan to discontinue effective March 9, 2001 our mobile catering business. Effective March 9, 2001, we discontinued our mobile catering business, which had sustained substantial losses since we acquired it, and which despite our efforts, continued to be unprofitable. On March 11, 2002 a petition for Liquidation under Chapter VII of the Federal Bankruptcy Act was filed in the Federal Bankruptcy Court for the District of New Jersey.

On December 31, 2002 we divested the assets of Cucina Classica Italiana, Inc., the specialty cheese and Italian food products segment of our business, to concentrate entirely on the microwave technology segment of our business going forward.

Our newest business and our sole focus going forward is Classica Microwave Technologies, Inc. We formed this subsidiary in the first quarter of 2000 to provide solutions to serious bacterial problems facing the food industry. In addition, Classica Microwave provides innovative microwave based heat processing systems designed to maximize productivity while reducing operating costs in food processing. We have engaged the inventor of the process and one of the leading European experts in the field of microwave technology as our Chief Technical Officer. Utilizing this technology along with his proprietary knowledge of the application of the technology has enabled us to enter the high-tech food processing industry without many of the costs associated with research and development. In October 2000 we purchased four US patents, one Canadian patent, and several European patents, and a Research & Development laboratory in Italy. We have patents pending and will file for specific patents in conjunction with specific applications of the technology as they are developed. This technology will provide us various opportunities for revenue generation including system sales, assisting clients with products development, and joint ventures with users of the system.

We installed and began operation of our United States research and development laboratory system at our Lakewood, New Jersey facility in early May of 2000. This system has the ability to develop and test food products for companies looking to ensure the bacterial integrity of their products. It serves as a sales tool in presenting our systems to potential buyers. In addition pasteurization and sterilization, our engineer has been successful in designing a microwave system capable of drying various food products. We anticipate installing a second laboratory system in the United States utilizing this drying process early in 2003.

We recently executed a lease for a new facility in Sayreville, New Jersey and expect to move our operations into those premises in February, 2003. The facility will house The Classica Group, Inc.'s corporate headquarters and Classica Microwave Technologies, Inc.'s world headquarters, state of the art research and development laboratory and North American sales and marketing center.

Our Business

Classica Microwave Technologies.

         We, together with our wholly-owned subsidiaries, Classica Microwave Technologies, Inc. and C.G.T.I. - Classica Group Technologies Italia, S.r.l. provide safe foods solutions through our automated microwave heat processing systems. Our technologically advanced design of post-packaging processing extends refrigerated shelf life through pasteurization and permits non-refrigerated shelf life through sterilization without the use of any chemical additives. The system is designed to promote food safety while reducing overall operating costs, inventory storage and delivery costs without sacrificing productivity or food quality. Professor Giuseppe Ruozi, the key developer of the process and one of the leading European experts in the field of microwave technology as it applies to the food industry is under contract with us as Classica Microwave Technologies' Chief Technology Officer. The use of microwave technology in concert with the proprietary knowledge acquired over years of research and development by Professor Ruozi gives us a strong position in the growing field of new and innovative processing technologies for the food industry. As important, the latter can be achieved without the research and development costs and the time necessary to integrate the technology with the system design.

We hope to generate revenues from two distinct sources. First, from the sale of microwave-based processing systems for pasteurization, sterilization, sanitizing and drying of food products, and, second, from the sale of technical services. We will provide potential clients with access to our laboratories in the United States and Italy for the purpose of developing and customizing new processing applications. Comprehensive research and development services will be marketed and offered to clients for fees. Beyond the efforts to sell systems to food manufacturers, we will market ourself and our capabilities through partnerships with engineering design companies and manufacturers of complimentary equipment to provide future clients with "Total Delivered Solutions."

Products

         We design and build microwave heat processing systems capable of validated pasteurization, sterilization, sanitizing, and drying for our clients in the food, pharmaceutical and other industries. The underlying technology developed for these systems and its inherent flexibility is applicable also to satisfy custom designed needs in many other industries.

         Pasteurization Systems - Our Classica Microwave Technologies' line of pasteurization systems are successfully operating worldwide in the processing of ready meals, bread and bakery, sauces and dips, fresh and pre-cooked pasta, pre-cooked meat and vegetables, and frankfurters.

         Based on the specific features and production requirements of a customer's product (e.g. ingredients, packaging materials, package size and shape, initial bacterial load, sensitivity to heat and pressure, etc.), a design platform is selected and further customized to meet the unique requirements of the product. These systems are available with production capacities that range from 100 pounds per hour for a laboratory model to 4,000 pounds per hour for an industrial scale unit.

         Sterilization Systems - Our Classica Microwave Technologies' line of continuous sterilization systems are among the only microwave processing systems currently commercially available worldwide that can provide food manufacturers with the capability of preparing validated, sterilized food products with 12 months shelf life at ambient temperature. Our continuous sterilization systems work on ready meals, sauces, pre-cooked pasta, pre-cooked meat and vegetables.

         Based on the characteristics of a customer's product, a design platform is selected and customized to meet that product's unique requirements. The production capacity of these systems ranges, from 100 pounds per hour for a laboratory model to 5,000 pounds per hour for an industrial scale unit.

         Drying Systems - Our Classica Microwave Technologies' line of drying systems includes a continuous design platform as well as a series of special rotary batch dryers. These dryers are currently being used for: fruits and vegetables; cookies and biscuits; cereals; spices; and specialty meat products.

         Based on the specific features and production requirements of the customer's product a design platform is selected and is further customized to meet the unique requirements of the product. Variable design elements include "Hose Down" construction for easy cleaning including a self cleaning belt, vacuum and additional infrared heating.

         The production capacity of these systems ranges from 5 to 100 pounds per hour for a laboratory model to 10,000 pounds per hour for an industrial scale unit.

         Sanitizing Systems - Our Classica Microwave Technologies' line of sanitizing systems uses a continuous design platform as well as a series of special rotary drum batch designs. These systems are currently being used for spices, herbs, grains, flours and rice.

         Based on the characteristics of a customer's product (mainly sensitivity to heat, initial bacterial load and desired bacterial kill) a design platform is selected and further customized. The production capacity of these systems ranges from 100 pounds per hour for a laboratory model, and up to 10,000 pounds per hour for an industrial scale unit.

         Miscellaneous Systems - Although the majority of the systems have been designed for the food industry, the technology developed for those applications has also been made available to custom processes in other industries, including drying of ceramics, paper and wood products, vulcanization of rubber and sterilization of pharmaceutical products and medical waste.

         Cucina Classica Italiana, Inc.

         Until December 31, 2002, when we sold its assets, our Cucina Classica subsidiary produced specialty Italian-style cheeses and Greek-style Feta and was a major importer of Italian specialty cheeses, and Procuitto di Parma (Italian ham), distributing the products nationally. Our customers were other importers and large distributors who sell to smaller distributors and retail accounts. 65% of our sales were to food service and other businesses in the leisure industry.

Competitive Position

         Classica Microwave Technologies.

         Currently, the market for industrial microwave heat processing systems is a small niche in the larger area of industrial heat processing systems. The competition can be divided into 3 groups:

         A. The existing manufacturers of microwave systems for the food industry have developed expertise and a good reputation in the following applications: Frozen Food Tempering, Bacon Cooking and Pasta Drying. The competition's system designs are similar to each other and employ a continuous tunnel with a small number of high-power microwave generators. Their design is limited in its capability to generate uniform heat distribution within the product, and, accordingly, is useful only in such applications where heat uniformity is less important. We do not intend to compete in these applications, but are focusing our efforts on higher value-added applications that necessitate the uniform heat distribution that only our systems are capable of providing at the present time.

         B. It is our understanding that the market leaders of conventional heat processing systems currently lack the proprietary know-how to readily manufacture equipment that is capable of competing with our products. However, it is reasonable to assume that they will develop or acquire the capability to build and market new systems that will compete with us.

         C. The last group consists of a few small companies, whose technical knowledge enables them to design and build competing systems. We believe these companies lack research and development capabilities and have limited financial and marketing resources.

Human Resources

Currently, we employ 12 full-time employees.

Transfer Agent

Our transfer agent is Signature Stock Transfer, Inc., 2301 Ohio Drive,
   Suite 100, Plano, TX 75093.


Product Line Exclusivity License & Trademark Agreements

         We own four valid United States patents, and one Canadian patent. In addition, in October 2000 we purchased numerous foreign patents also relating to the microwave technology business (which are currently under review by our Italian legal counsel). Those patents, together with patents we have applied for or currently have under development, provide us with exclusivity in production and marketing of our technology.



           MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with the Consolidated Audited and Unaudited Financial Statements and related notes, which are contained herein.

Results of operations for the three months ended September 30, 2002.

         Net Sales. Net sales for the three months ended September 30, 2002 were $1,509,867 compared with $1,677,200 in 2001, a decrease of $ 167,333, or 10.0%.
This decrease is primarily due to the loss of a major customer for our private label dry grated and shredded cheese products during the first quarter of 2002. We were unsuccessful in obtaining replacement volume for this segment of our operation. Also, beginning January 2, 2002 we began bringing our mascarpone product from Italy by air rather than by steamship in an effort to increase sales. Air transport results in an increase in shelf life of 21 days from the time that the mascarpone is received by our customers. We experienced a substantial increase in sales in the first quarter of 2002, which we now believe was the result of our customers building their inventory. In the second quarter of 2002, sales of our mascarpone product declined in an amount approximately equal to the first quarter increase. We determined that the increase in shelf life was not having the desired effect on sales of mascarpone, and we discontinued the air freight program on June 30, 2002. In the third quarter of 2002, sales of our mascarpone product were approximately equal to 2001 levels.

         Gross Profit. We generated gross profit of $ 379,375 or 25.1% of net sales for the three months ended September 30, 2002 versus $494,164 or 29.5% of net sales for the same period in 2001. The decrease in gross profit margin was the result of our loss of gross margin on the mascarpone product as the result of an approximate 10% increase in the cost of our imported products as the result of the increase in the value of the Euro currency against the United States Dollar during the quarter. In the fourth quarter of 2002, we instituted a price increase for imported products to offset this increased cost.

         General and Administrative Expenses. Selling, general and administrative expenses were $658,128 for the three months ended September 30, 2002 versus $406,427 for the three months ended September 30, 2001. This represents an increase of $251,701, of which $309,914 represents start-up costs of our Classica Microwave Technology subsidiary, as compared to $5,732 in those costs for the same period in 2001.

         Income from Continuing Operations. Income from continuing operations for the three months ended September 30, 2002 was a loss of $314,649 versus income of $54,295 for the same period in 2001. $309,914 represents start-up costs of our Classica Microwave Technology subsidiary, as compared to $5,732 in those costs for the same period in 2001.

         Interest Expense. Interest expense was $35,896 and $33,442 for the three months ended September 30, 2002 and 2001 respectively.

         Income Taxes. We reported no provision for Federal income taxes for the three months ended September 30, 2002 and 2001, as we had net losses for both periods.

Results of Operations for the Nine Months Ended September 30, 2002 and 2001

         Net Sales. Net sales for the nine months ended September 30, 2002 were $ 4,759,541 compared with $5,265,778 for the same period in 2001, a decrease of $ 505,237, or 9.6%. This decrease is due, in part, to a decrease in the sale of imported Galbani(R) mascarpone product during the second quarter of 2002. Beginning January 2, 2002, we began bringing the mascarpone product from Italy by air rather than by steamship in an effort to increase sales as the result of our increase in shelf life of 21 days when received by its customers. A substantial increase in sales was experienced in the first quarter of 2002 which now appears to have been the result of our customers building inventory. In the second quarter of 2002 sales of the mascarpone product declined an amount approximately equal to the first quarter increase. We determined that the increase in shelf life has not had the desired effect on mascarpone sales and the air freight program was discontinued at June 30, 2002. In the third quarter of 2002 sales of the mascarpone product were approximately equal to 2001 levels. In addition, we lost a major customer for our Cucina private label dry grated and shredded cheese products during the first quarter of 2002 and attempts to obtain replacement volume for that segment of its operation have been unsuccessful.

         Gross Profit. We generated gross profit of $1,137,018 or 23.9% of net sales in the nine months ended September 30, 2002 versus $1,442,514 or 27.4% of net sales for the same period in 2001. The decrease in gross profit margin was the result of our loss of gross margin on the mascarpone product as the result of the significantly higher freight costs resulting from bringing the product in by air during the first six months of 2002. In addition, we experienced an approximate 10% increase in the cost of our imported products as the result of the increase in the value of the Euro currency against the United States Dollar during the second quarter of 2002. We instituted a price increase for the imported products in the fourth quarter of 2002 in order to offset this increased cost.

         General and Administrative Costs. Selling, general and administrative expenses were $1,796,561 for the nine months ended September 30, 2002 versus $1,223,295 for the same period in 2001. This represents an increase of $573,266, an increase of 46.9%, of which $444,834 represents start-up costs of our Microwave Technology subsidiary as compared to $37,333 in those costs for the same period in 2001.

         Income from Continuing Operations. Income from continuing operations for the nine months ended September 30, 2002 was a loss of $784,853 versus income of $103,669 for the same period in 2001. This represents a reduction of $888,522. $ 444,834 represents start-up costs of our Classica Microwave Technology subsidiary, as compared to $ 37,333 in those costs for the same period in 2001.

         Interest Expense. Interest expense was $125,310 and $115,550 for the nine months ended September 30, 2002 and 2001 respectively. The increase is the result of a short-term financing arrangement with one of our vendors.

         Income Taxes. We reported no provision for Federal income taxes for the nine months ended September 30, 2002 and 2001, as we had net losses for both periods.

         Liquidity and Capital Resources. Our sources of capital include the issuance of public or private debt, bank borrowings, capital leases and the issuance of equity securities. At September 30, 2002, we had a net worth of $2,537,970 compared to $3,091,367 at September 30, 2001. We have limited requirements for capital expenditures in the immediate future, except for the start-up of our Classica Microwave Technology subsidiary. Cucina's factoring arrangement with GMAC Commercial Credit, LLC has adequate availability to provide working capital to support sales growth in that division. We use capital leases for the acquisition of operating assets at our subsidiaries when appropriate. At September 30, 2002, we had capital leases with an unamortized balance of $139,533. We believe that we have sufficient working capital to meet the needs of our current level of operations, with the exception of the requirements of the Classica Microwave Technology subsidiary.

Results of Operations for the Years Ended December 31, 2001 and 2000.

         Net Sales. Net sales for the year ended December 31, 2001 were $7,516,595 compared with $8,305,879 in 2000, a decrease of $789,284, or 9.5%.
The decrease in sales for Cucina is the result of a general downturn in the U.S. economy that was exacerbated by the events of September 11, 2001. Most of the Galbani(R) imported cheese, and meat products are sold by us to food service, high-end white tablecloth restaurants, and the travel and entertainment industry. The reduction in the sales of those products represents 81% ($645,700) of the total reduction in revenue in 2001 compared to 2000.

           An additional factor that has affected the sale of the imported products is a reduction in "best if used by" shelf life ascribed to the products by the manufacturer in Italy. Our customers have reduced their inventory levels in order to reduce the amount of "out of date" product they experience. In January of 2002 Cucina instituted an air freight program for the Galbani(R) products that provides our customers with 21 to 25 additional day of shelf life (versus shipping the product from Italy to the U.S. by boat.) As a result of the air freight program, coupled with an overall improvement in the economy our sales for the first two months of 2002 were up 9.2% over the same period in 2001 and 17.4% over the same period in 2000. The upward trend continued in March, and the first quarter of 2002 showed an increase in revenues over the same period in 2001 and 2000. We generated gross profit of $1,723,078 or 22.9% of net sales in 2001 verses $1,951,147 or 23.5% of net sales in 2000. The decrease in gross profit margin was the result of our reduction in sales of the high margin Galbani(R) products, both imported and domestic, resulting in an overall shift of its product sales mix to the lower margin grated and shredded products.

         General and Administrative Expenses. Selling, general and administrative expenses were $1,780,444 and $1,697,440 in 2001 and 2000, respectively. This represents an increase of $83,004 or 1.1% of net sales. This increase included $118,693 in start-up expenses for our Classica Microwave Technology Subsidiary in 2001 compared to $68,400 for 2000, an increase of $50,293. The remaining increase is the result of an aggressive marketing effort undertaken at Cucina to generate sales for 2002.

         Income/Loss from Continuing Operations. Loss from continuing operations for the year ended December 31, 2001 was ($219,797) versus income of $52,925 in 2000. This represents a reduction of $272,722 due to the factors discussed above.

         Interest Expense. Interest expense was $162,431 and $200,782 for the years ended December 31, 2001 and 2000 respectively. The decrease is the result of orderly pay-down of our long-term obligations.

         Income Taxes. We reported no provision for Federal income taxes for the years ended December 31, 2001 and 2000, as we had net losses for both years.

         Liquidity and Capital Resources. Our sources of capital include the issuance of public or private debt, bank borrowings, capital leases and the issuance of equity securities. At December 31, 2001, we had a net worth of $2,225,443 compared to $2,790,126 at December 31, 2000. We have limited requirements for capital expenditures in the immediate future, except for the start-up of our Classica Microwave Technologies subsidiary. Cucina's factoring arrangement with GMAC Commercial Credit, LLC has adequate availability to provide working capital to support sales growth in that division. We utilize capital leases for the acquisition of operating assets at its subsidiaries when appropriate. At December 31, 2001, we had capital leases with an unamortized balance of $194,161. We believe that we have sufficient working capital to meet the needs of our current level of operations, with the exception of the requirements of Classica Microwave Technologies.

                               Plan of Operation.

         Classica Microwave Technologies, Inc. has a unique patented and proprietary expertise in microwave processing applications. While the technology has been in use in Europe and in Japan, with more than 200 successful installations, it is virtually unknown beyond those markets.

         We plan to penetrate these new markets and generate revenues from two distinct sources, the sale of microwave heat processing systems and the sales of technical services.

         In order to facilitate sales of our microwave systems, we have undertaken a major campaign of communications and education among future users, government regulatory agencies and food industry professionals. The objectives of this campaign are to introduce our company and the benefits of its systems to the universe of future potential users and to gain for these technologies a high level of recognition and acceptance.

         Concurrent with the communications and education campaign, we have begun to utilize our direct sales force in the USA, and its network of exclusive agents worldwide to identify, negotiate and sell our equipment to clients on a global basis.

         The second revenue channel is from technical services. We provide potential clients with access to our laboratories in the USA and Italy, for the purpose of developing and customizing new processing applications. While some of these services are provided free of charge as part of the marketing efforts, other more comprehensive research and development services are marketed and offered to clients for fees.

         We use our laboratories and technical staff to continuously improve current systems, and develop next generation systems.

         Beyond the efforts to sell systems to food manufacturers, we will market our company and our capabilities through partnerships with engineering design companies, and with manufacturers of complimentary equipment, to provide future clients with "Total Delivered Solutions".

         We are a member of 10 relevant trade associations, through which we promote recognition of the Microwave Technology in general, and our unique systems in particular. The president of Classica Microwave Technologies, Inc., Dr. Riemer, and other members of our staff have made presentations at various trade association meetings and seminars to acquaint the members with our unique systems.

         At the present time, the design and construction of the systems is carried out in Italy by our subsidiary C.G.T.I. Classica Group Technologies Italia S.r.l (CGTI). We have undertaken a study to evaluate and qualify additional manufacturing capabilities in the USA and other regions to be prepared for domestic construction of the systems as our sales volumes increase.

                             DESCRIPTION OF PROPERTY

         We currently sub-lease 3,000 square feet of office space in a 28,000 square foot facility at 1835 Swarthmore Avenue, Lakewood, New Jersey 08701. This facility serves as our headquarters. This facility had served as the cheese drying, shredding and grating plant and warehouse for the cheese importing, processing and distribution segment of our business which we divested on December 31, 2002.

         Our Classica Microwave Technologies, Inc. subsidiary sub-leases approximately 2,000 square feet at this location, which serves as its product-testing center and R & D laboratory. This center houses our laboratory scale microwave pasteurization and sterilization system and a test kitchen equipped for food preparation. This product-testing center is used for food product development under pasteurization or sterilization for clients interested in purchasing a system.

         In addition, C.G.T.I. Classica Group Technologies Italia, S.r.l. leases a 3,768 square foot facility at Via Nagy 7, 42019 Pratissolo di Scandiano, Italy, of which approximately 2,700 square feet serves as office space, with the balance serving as a R & D laboratory. The lease was entered into on December 15, 2001, and continues for a period of four years.

         We recently executed a lease for a 10,400 square foot facility in Sayreville, New Jersey and expect to move our operations into those premises mid February. The facility will house The Classica Group, Inc.'s corporate headquarters and Classica Microwave Technologies, Inc.'s world headquarters, R & D laboratory and North American sales and marketing center.


            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common shares are traded on the over-the-counter market through the NASDAQ SmallCap Market Trading System under the symbol "TCGI". The following table sets forth the range of high and low bid quotations for the common stock for the period indicated, as reported by NASDAQ. The quotations are inter-dealer prices in the over-the-counter market without retail mark-ups, markdowns or commissions, and may not represent actual transactions.

                                   2001                     2000
                              Common Shares            Common Shares
Period                       High         Low         High        Low
--------------------------------------------------------------------------
January 1- March 31         2.6670      1.1670       9.2800      1.5900
April 1 - June 30           4.6670      1.8570       8.2500      2.8800
July 1 - September 30       4.6000      2.5600       8.5000      4.2500
October 1 - December 31     5.2500      1.3400       7.9400      2.0000
--------------------------------------------------------------------------

         As of January 14, 2003, there were approximately 240 holders of record of our common stock. We have not paid a cash dividend on our common stock since our inception. We expect that for the foreseeable future, any earnings will be retained for use in the business or other corporate purposes, and it is not expected that cash or share dividends will be paid. However, there are currently no restrictions on the payment of dividends, either by contract or regulation.

                             EXECUTIVE COMPENSATION

     The following table sets forth, for each of the last three fiscal years, cash and certain other compensation paid or accrued by our company for our Chief Executive Officer and Chief Administrative and Financial Officer, and the President of our subsidiary, Cucina Classica Italiana, Inc. There are no other executive officers who earned at least $100,000 for any of the last three fiscal years.

                           Summary Compensation Table

         Annual Compensation ($)                                 Long-Term Compensation ($)
---------------------------------------------  -----------------------------------------------------------------
                                                                                    Long-Term
Name and Principal                                          Restricted  Securities  Incentive
Position                                       Other Annual   Stock     underlying     Plan      All other
                         Year   Salary  Bonus  Compensation   awards     Options     Payouts   Compensation ($)
----------------------------------------------------------------------------------------------------------------
Scott G.  Halperin       2001  190,008    0       12,322        0              0         0            0
Chairman of the Board;   2000  190,008    0       10,778        0              0         0            0
Chief Executive Officer; 1999  190,008    0        7,396        0        160,000         0            0
----------------------------------------------------------------------------------------------------------------
Bernard F.  Lillis, Jr.  2001  160,006    0        8,226        0              0         0            0
Chief Administrative     2000  160,006    0        7,482        0              0         0            0
Officer;                 1999  160,006    0        5,504        0        125,000         0            0
Chief Financial Officer
----------------------------------------------------------------------------------------------------------------
Robert Castellano,       2001  106,345    0       12,322        0         25,000         0            0
President Cucina         2000  106,033    0       10,778        0              0         0            0
Classica Italiana        1999   97,552    0        7,936        0         20,000         0            0
(Resigned December 27,
2002)
----------------------------------------------------------------------------------------------------------------

Long-Term Incentive Plans

 We have no long-term incentive plans other than our various stock option plans.

           Option Grants in Last Fiscal Year, Ending December 31, 2001
                                Individual Grants
-------------------------------------------------------------------------------------------

                    Number of Securities    % of Total Options   Exercise
Name                 underlying Options    Granted to Employees   or Base      Expiration
                          Granted             in Fiscal Year    Price ($/Sh)     Date
-------------------------------------------------------------------------------------------
Scott G.  Halperin          0                        0.0%             0           N/A
Bernard F.  Lillis, Jr.     0                        0.0%             0           N/A
Robert Castellano           0                        0.0%             0           N/A
-------------------------------------------------------------------------------------------

                     Aggregated Option Exercises in 2001 and
                         December 31, 2001 Option Values

                                                    Number of
                        Shares                Securities Underlying        Value of Unexercised
                       Acquired                Unexercised Options         In-the-Money Options
                          on       Value      at Fiscal Year-End ($)     at Fiscal Year-End (#)(A)
                       Exercise  Realized   --------------------------  ---------------------------
        Name              (#)       ($)     Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------
Scott G.  Halperin         0         0         199,111         0             0             0
Bernard F.  Lillis, Jr.    0         0         158,778         0             0             0
Robert Castellano          0         0          45,000         0             0             0

 * Options are "in-the-money" if, on December 31, 2001, the market price of our common stock exceeds the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of our common stock covered by such options on December 31, 2001, and the aggregate price of such options.


Employment Agreements

     Scott G. Halperin

On August 1, 1997, (amended December 13, 2002) we entered into an employment agreement with Scott G. Halperin, which provides for an annual salary of $250,000 effective January 1, 2003. The agreement provides that Mr. Halperin shall serve as Chairman of the Board and our Chief Executive Officer through July 31, 2005. Mr. Halperin's employment agreement may be renewed for successive three-year periods commencing on the termination date by mutual agreement. We may, however, terminate the agreement at the end of a term by giving written notice of non-renewal at least 180 days prior to the end of such term. Mr. Halperin's base compensation will be increased annually by 5% plus the increase in the cost of living annually. Additionally, on December 13, 2002 and annually thereafter on December 13th Mr. Halperin will be given a stock option for no less than an amount of shares equal to his updated annual salary divided by the closing price of The Classica Group, Inc. common stock on the previous business day. These options will vest 1/3 one year from the date of granting of the option, and 1/3 each year thereafter on the 1st of January. As an inducement to accept the amendment of December 13, 2002 to his employment agreement Mr. Halperin was granted an option to purchase 125,000 shares of the Company's common stock at the closing price on December 12, 2002 ($0.99 per share). In addition to his base salary, Mr. Halperin is entitled to receive additional incentive compensation during each fiscal year in an amount not less than two percent of the increase in our gross revenues during each year as compared to the prior year, commencing with the fiscal year ended December 31, 1996, and any other bonus our board of directors may award to Mr. Halperin We will pay Mr. Halperin an automobile expense allowance in the amount of $12,000 per annum and will maintain at our expense a medical and dental plan that covers Mr. Halperin, his spouse and his minor children.

         We may terminate this agreement for cause, and Mr. Halperin may terminate it for good reason. Should the agreement be terminated without cause, however, Mr. Halperin will be paid his full base salary through the time notice of termination is given and a lump sum severance payment equal to the greater of
(i) the remaining compensation (including incentive compensation) payable to Mr. Halperin as though the employment agreement had been performed through July 31, 2005 or such later date to which the term of the employment has been extended or (ii) the total compensation earned by Mr. Halperin during the one year period prior to the date of termination. Under such circumstances, Mr. Halperin is also entitled to receive all employee benefits until the later of (A) July 31, 2005 or such later date to which the term of the Employment Agreement has been extended or (B) one year from the date of termination. In addition, all stock awards and options theretofore awarded or granted to Mr. Halperin shall, to the fullest extent permitted by applicable law, immediately vest.

     The Employment Agreement prohibits Mr. Halperin from disclosing our confidential information or trade secrets during the term of his employment under the Employment Agreement and for 12 months thereafter. The Employment Agreement also prohibits Mr. Halperin from competing, during the period of his employment under the Employment Agreement and for 12 months thereafter, within any county (or adjacent county) in any state within the United States in which we are engaged in business during Mr. Halperin's employment by us. However, the restrictions on disclosure and competition do not apply if we terminate Mr. Halperin without cause or if Mr. Halperin terminates the Employment Agreement for good reason.

     The Employment Agreement also grants Mr. Halperin certain demand and "piggyback" registration rights with respect to the shares of common stock owned by him.

     Mr. Halperin waived cash compensation in excess of $190,000 for 1998, 1999, 2000, 2001 and 2002.

     Bernard F.  Lillis, Jr.

     On August 1, 1997, (amended December 13, 2002) we entered into an employment agreement with Bernard F. Lillis, Jr., which provides for an annual salary of $200,000 effective January 1, 2003. The agreement provides that Mr. Lillis shall serve as our Chief Financial Officer and Chief Administrative Officer through July 31, 2005. Mr. Lillis' employment agreement may be renewed successive three-year periods commencing on the termination date, by mutual agreement. We may, however, terminate the agreement at the end of a term by giving written notice of non-renewal not less than 180 days prior to end of such term. Mr. Lillis's base compensation will be increased annually by 5% plus the increase in the cost of living annually. Additionally, on December 13, 2002 and annually thereafter on December 13th Mr. Lillis will be given a stock option for no less than an amount of shares equal to his updated annual salary divided by the closing price of The Classica Group, Inc. common stock on the previous business day. These options will vest 1/3 one year from the date of granting of the option, and 1/3 each year thereafter on the 1st of January. As an inducement to accept the amendment of December 13, 2002 to his employment agreement Mr. Lillis was granted an option to purchase 100,000 shares of the Company's common stock at the closing price on December 12, 2002 ($0.99 per share). In addition to his base salary, Mr. Lillis is entitled to receive additional incentive compensation during each fiscal year in an amount not less than two percent of the increase in our gross revenues during each such year as compared to the prior year, commencing with the fiscal year ended December 31, 1996, and any other bonus our board of directors may award to Mr. Lillis. We will pay Mr. Lillis an automobile expense allowance in the amount of $12,000 per annum and will maintain at our expense a medical and dental plan that covers Mr. Lillis, his spouse and his minor children.

         We may terminate Mr. Lillis for cause and Mr. Lillis may terminate the Employment Agreement for good reason or if his health should become impaired to an extent that makes the continued performance of his duties under the Employment Agreement hazardous to his physical or mental health.

         If we terminate the Employment Agreement we are required to pay to Mr. Lillis his full base salary through the time notice of termination is given and a lump sum payment equal to the greater of (i) the remaining compensation (including incentive compensation) payable to Mr. Lillis as though the Employment Agreement had been performed through July 31, 2005 or such later date to which the term of the employment has been extended and (ii) the total compensation earned by Mr. Lillis during the one year period prior to the date of termination. Under such circumstances, Mr. Lillis is also entitled to receive all employee benefits until the later of (A) July 31, 2005 or such later date to which the term of the Employment Agreement has been extended or (B) one year from the date of termination. In addition, all stock awards and options theretofore awarded or granted to Mr. Lillis shall, to the fullest extent permitted by applicable law, immediately vest.

         The Employment Agreement prohibits Mr. Lillis from disclosing our confidential information or trade secrets during the term of his employment under the Employment Agreement and for 12 months thereafter. The Employment Agreement also prohibits Mr. Lillis from competing, during the period of his employment under the Employment Agreement and for 12 months thereafter, within any county (or adjacent county) in any state within the United States in which we are engaged in business during Mr. Lillis's employment by us. However, the restrictions on disclosure and competition do not apply if we terminate Mr. Lillis without cause or if Mr. Lillis terminates the Employment Agreement for good reason.

         The Employment Agreement also grants Mr. Lillis certain demand and "piggyback" registration rights with respect to the shares of common stock owned by him.

         Mr. Lillis waived cash compensation in excess of $160,000 for 1998, 1999, 2000, 2001, and 2002.

                                  LEGAL MATTERS

         The validity of the securities being offered hereby has been passed upon for us by Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, LLP, Woodbridge, New Jersey.


                                     EXPERTS

         The consolidated financial statements of our company as of December 31, 2001 and 2000, included in this prospectus have been so included in reliance on the report of Ehrenkrantz, Sterling & Co., LLC, independent accountants, given on the authority of said firm as experts in accounting and auditing.

         CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                              FINANCIAL DISCLOSURE

         None


                             ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act of 1933 with respect to the securities offered by this prospectus. This prospectus, filed as part of such Registration Statement, does not contain all of the information set forth in, or annexed as exhibits to, the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to our company and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, which may be inspected without charge at the office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement may be obtained from the SEC at its principal office upon payment of prescribed fees. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statement, each such statement is qualified in all respects by reference to the applicable document filed with the SEC.

    Consolidated Financial Statements-September 30, 2002 and 2001 (Unaudited)



                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                                      INDEX

                        FINANCIAL STATEMENTS (UNAUDITED)


Consolidated Balance Sheet at September 30, 2002 (Unaudited)


Consolidated Statements of Operations for the Three-month and Nine-month
   Periods Ended September 30, 2002 and 2001 (Unaudited)


Consolidated Statements of Cash Flows for the Nine-month Periods Ended
   September 30, 2002 and 2001 (Unaudited)


Notes to Consolidated Financial Statements (Unaudited)

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                     Consolidated Balance Sheet (Unaudited)
                               September 30, 2002


                                     ASSETS
                                  ------------

Current Assets:
    Cash and cash equivalents                                        $247,628


    Accounts receivable                                               284,874

    Inventories                                                       542,974


    Prepaid expenses and other current assets                         114,117
                                                                  --------------

         Total current assets                                       1,189,593

Property and equipment, net                                           855,544

Intangible assets, net                                              1,465,204

Other assets                                                          423,491

Goodwill                                                              157,500
                                                                  --------------

          TOTAL   ASSETS                                           $4,091,332
                                                                  ==============


         See notes to the consolidated financial statements (Unaudited).

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
               Consolidated Balance Sheet (Unaudited) (continued)
                               September 30, 2002

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                   -------------------------------------------

                                   LIABILITIES
                                -----------------

Current Liabilities:
    Current portion of long-term debt                                $ 98,292

    Accounts payable                                                1,361,370

    Accrued expenses                                                   52,459
                                                                  --------------

         Total current liabilities                                  1,512,121

Long-term debt, less current portion                                   41,241
                                                                  --------------

          Total   liabilities                                       1,553,362
                                                                  --------------

                              STOCKHOLDERS' EQUITY
                          ----------------------------

Preferred stock
    Class A participating convertible preferred shares, $1 par value, stated at liquidation value, authorized 200 shares of which 16.5
    shares are issued and outstanding.                                397,898

Common stock
    Par value $.001 - 25,000,000 shares authorized, 3,816,594 shares
    issued and outstanding                                              3,816

Additional paid-in-capital                                          4,772,162

Accumulated deficit                                                (2,635,906)
                                                                  --------------

          Total Stockholders' Equity                                2,537,970
                                                                  --------------

          TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $ 4,091,332
                                                                  ==============


         See notes to the consolidated financial statements (Unaudited).

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                Consolidated Statements of Operations (Unaudited)

                        For the three months ended     For the nine months ended
                               September 30,                September 30,
                            2002          2001           2002         2001
                        --------------------------------------------------------
Net sales               $1,509,867    $1,677,200    $ 4,759,541    $ 5,265,778

Cost of sales            1,130,492     1,183,036      3,622,523      3,823,264
                        --------------------------------------------------------

Gross profit               379,375       494,164      1,137,018      1,442,514

Selling, general and
  administrative expenses  658,128       406,427      1,796,561      1,223,295

Income (loss)
  from operations         (278,753)       87,737       (659,543)       219,219

Interest expense - net      35,896        33,442        125,310        115,550
                        --------------------------------------------------------

Income (loss) from
  continuing operations   (314,649)       54,295       (784,853)       103,669
                        --------------------------------------------------------

Loss from discontinued
  operations                     0      (110,488)             0       (241,179)
                        --------------------------------------------------------

Net loss                $ (314,649)    $ (56,193)    $ (784,853)    $ (137,510)
                        ========================================================

EARNINGS  PER COMMON SHARE

BASIC & DILUTED

Income (loss) from
  continuing operations    $ (0.09)       $ 0.02        $ (0.25)        $ 0.05

Loss from discontinued
   operations                    0         (0.04)             0          (0.12)
                        --------------------------------------------------------

Net loss                   $ (0.09)      $ (0.02)       $ (0.25)       $ (0.07)
                        ========================================================

Weighted average shares
  outstanding,

   basic and diluted     3,583,778     2,419,527      3,163,274      2,067,508


         See notes to the consolidated financial statements (Unaudited).

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                Consolidated Statements of Cash Flows (Unaudited)
              For the Nine Months Ended September 30, 2002 and 2001


                                                               September 30,
                                                        ------------------------
                                                            2002          2001

Cash flows from operating activities:
      Net income (loss) continuing operations           $ (784,853)   $ 103,669
      (Loss) from discontinued operations                         -    (241,179)
Adjustments to reconcile net income to net cash
         used in operating activities:
      Depreciation and amortization                        242,975      172,254
      (Increase) decrease in accounts receivable          (129,482)     137,478
      (Increase) in inventories                            (96,321)    (100,463)
      (Increase) decrease in prepaid expenses and
         other assets                                      (57,053)      97,497
      (Increase) in other assets                           (17,935)     (32,598)
      Increase (Decrease) in accounts payable
         and accrued expenses                               67,446     (231,863)
                                                        ------------------------

      Net cash (used in) operating activities             (775,223)     (95,205)
                                                        ------------------------

Cash flows used in investing activities:
      Purchase of fixed assets                            (120,898)     (97,213)
      Increase in intangible assets                              -      (39,286)
      Decrease in net assets discontinued operations             -      (20,968)
                                                        ------------------------

      Net cash (used in) investing activities             (120,898)    (157,467)
                                                        ------------------------

Cash flows from financing activities:
      Repayment of long-term debt                          (54,628)     (51,627)
      Proceeds from Issuance of capital stock            1,097,380      438,750
                                                        ------------------------

      Net cash provided by financing activities          1,042,752      387,123
                                                        ------------------------

Net  increase in cash and cash equivalents                 146,631      134,451
Cash-discontinued operations                                     -       (6,389)
Cash and cash equivalents at beginning of period           100,997       31,104
                                                        ------------------------

Cash and cash equivalents at end of period
      continuing operations                              $ 247,628    $ 159,166
                                                        ========================

Supplemental disclosure of cash flows information:
      Interest paid                                      $ 125,310    $ 115,550
                                                        ========================


         See notes to the consolidated financial statements (Unaudited).

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 --ORGANIZATION AND BASIS OF PRESENTATION

         The Classica Group, Inc. (the "Company") is a holding company and through its Cucina Classica Italiana, Inc. ("CCI") subsidiary is a national distributor of specialty cheeses and Italian meat products. The Company's Classica Microwave Technologies, Inc. ("CMT") subsidiary provides solutions to serious bacterial problems facing the food industry in addition to providing an innovative microwave based processing system designed to maximize productivity while reducing operating costs in food processing. A majority of the Company's customers are food retailers and distributors.

         The unaudited consolidated financial statements included herein have been prepared by the Company in accordance with the same accounting principles followed in the presentation of the Company's annual financial statements for the year ended December 31, 2001 pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments that are of a normal and recurring nature and are necessary to fairly present the financial position, results of operations, and cash flows of the Company have been made on a consistent basis. This report should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB Annual Report for the year ended December 31, 2001.

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances are eliminated.

         Income taxes for the interim period are based on the estimated effective tax rate expected to be applicable for the full fiscal year. The Company has recorded a full valuation allowance related to the deferred tax asset at September 30, 2002.



NOTE 2 -PER SHARE DATA

         The per share data has been calculated using the weighted average number of Common Shares outstanding during each period presented on both a basic and diluted basis in accordance with SFAS 128. Outstanding options and warrants have been excluded from the computation due to their antidilutive effect.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 3 - Property and equipment

         Property and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the lesser of the estimated useful lives of the assets (generally three to ten years for furniture, and equipment and the lease term for leasehold improvements).

         Property and equipment consists of the following at September 30, 2002:


              Furniture & equipment                        $ 1,657,504

              Leasehold improvements                           105,837
                                                          -------------

                   Total cost                                1,763,341

              Less accumulated depreciation and amortization  (907,797)
                                                          -------------

                                                             $ 855,544
                                                          =============


NOTE 4 - Intangible Assets

         Patents are amortized over their estimated useful lives, approximately 15 years. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist or at least annually. The Company assesses the recoverability of its assets by comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

         Intangible assets consist of the following at September 30, 2002:

              Importing licenses                                       $ 39,285
              Patents                                                 1,552,328
                                                                ----------------

                                                                      1,591,613

              Accumulated amortization                                 (126,409)
                                                                ----------------

              Intangible assets, net                                $ 1,465,204
                                                                ================

NOTE 5 - Goodwill

         The Company adopted SFAS No. 142 at the beginning of 2002 for goodwill recognized in the Balance Sheet as of January 1, 2002. This standard changed the accounting for goodwill from an amortization method to an impairment-only approach and introduced a new model for determining impairment changes.

         The new impairment model requires performance of a two-step test for operations that have goodwill assigned to them. First, it requires the comparison of the book value of net assets to the fair value of the related operation. Fair values are estimated using discounted cash flows, subject to adjustment based upon the Company's market capitalization at the date of evaluation. If fair value is determined to be less than book, a second step is required to be performed to compute the amount of the impairment. At September 30, 2002 the fair value of the operation exceeded the book value and, accordingly, no impairment was indicated.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Continued)

Note 6 -- SEGMENT REPORTING

         Industry segment information at September 30, 2002 and 2001 is summarized as follows:

                          Total Revenue                Operating Profits (Loss)
                   ----------------------------      ---------------------------
                       2002           2001                2002          2001
                   ----------------------------      ---------------------------

     CCI            $ 4,717,054    $ 5,212,759         $ 216,139     $ 473,995
     CMT                 30,114              -          (414,720)      (37,333)
                   ----------------------------      ---------------------------

      Total Segment   4,747,168      5,212,759          (198,581)      436,662
     Eliminations and
     other Corporate
     income(expenses)    12,373         53,019          (460,962)     (217,443)
                   ----------------------------      ---------------------------

     Consolidated   $ 4,759,541    $ 5,265,778          (659,543)      219,219
                   ============================
     Interest expense                                    125,310       115,550
                                                     ---------------------------

     Income (loss) from continuing operations         $ (784,853)    $ 103,669
                                                     ===========================

                                       Depreciation and
               Capital Expenditures  Amortization Expense   Identifiable Assets
                  2002      2001       2002       2001        2002        2001
               -----------------------------------------------------------------

CCI             $ 6,135  $ 61,516  $ 123,189  $ 148,510  $ 1,129,309  $1,589,948
CMT             114,763    35,797     40,915          -      895,114     201,568
Corporate             -         -     78,871     23,774    2,066,909   2,397,120
Discontinued Op.      -         -          -          -            -     658,578
               -----------------------------------------------------------------

Consolidated  $ 120,898  $ 97,313  $ 242,975  $ 172,284  $ 4,091,332  $4,847,214
               =================================================================


NOTE 7 - Discontinued Operations

         December 28, 2000 the company adopted a formal plan to discontinue the operations of its Deli King, Inc. ("Deli King") mobile catering subsidiary and to dispose of the assets of the business segment. The operations of Deli King ceased on March 9, 2001.

         Operating results of Deli King for the nine months ended September 30, 2001 are shown separately in the accompanying income statement.

         Net sales of Deli King for the nine months ended September 30, 2001 were $361,157. This amount is not included in net sales in the accompanying financial statements.

         At December 31, 2001, all of the assets of Deli King, Inc. had been disposed of or deemed to be worthless. In February 2002, Deli King, Inc. filed for liquidation under Chapter VII in the U.S. Bankruptcy Court for the District of New Jersey. Management believes that there are no material present or future liabilities on the part of the Company for matters relating to Deli King, Inc.

Audited Consolidated Financial Statements-December 31, 2001 and 2000



                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                                      INDEX

                              FINANCIAL STATEMENTS


Report of Independent Certified Public Accountants


Consolidated Balance Sheet at December 31, 2001


Consolidated Statements of Operations for the Years Ended December 31, 2001
   and 2000


Consolidated Statements of Cash Flows for the Years Ended December 31, 2001
   and 2000


Consolidated Statements of Changes in Stockholders' Equity for the Years Ended
 December 31, 2001 and 2000


Notes to Audited Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT




Board of Directors and Stockholders of
The Classica Group, Inc.
Lakewood, New Jersey


We have audited the accompanying consolidated balance sheet of The Classica Group, Inc. and Subsidiary Companies (the "Company") as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2001, and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2001, and the results of its operations and its cash flows for the years ended December 31, 2001, and 2000 in conformity with accounting principles generally accepted in the United States of America.


EHRENKRANTZ, STERLING & CO., LLC

Livingston, New Jersey
March 27, 2002

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 2001

                                     ASSETS
                                   ----------

CURRENT ASSETS:
Cash and cash equivalents                                               $100,997

          Accounts receivable                                            155,392


          Inventories                                                    446,653


          Prepaid expenses and other current assets                       57,064
                                                                        --------

          TOTAL CURRENT ASSETS                                           760,106


Property and equipment, at cost, net                                     890,185

Intangible assets, net                                                 1,552,640

Other assets                                                             405,556


Goodwill, net                                                            157,500
                                                                       ---------

          TOTAL   ASSETS                                              $3,765,987
                                                                      ==========


                 See notes to consolidated financial statements.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                           Consolidated Balance Sheet
                                December 31, 2001

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                    -----------------------------------------


CURRENT LIABILITIES:
         Current portion of long-term debt                           $   90,949

         Accounts payable                                             1,278,883

         Accrued expenses                                                67,500
                                                                      ----------

         TOTAL CURRENT LIABILITIES                                    1,437,332

Long-term debt, less current portion                                    103,212
                                                                     ----------

         Total liabilities                                            1,540,544
                                                                     ----------

         COMMITMENTS AND CONTINGENCIES                                        -

                              STOCKHOLDERS' EQUITY
                             -----------------------

         Preferred stock
         Class A participating convertible preferred shares,
         $1 par value, stated at liquidation value, authorized 200
         shares of which 16.5 shares are issued and outstanding         397,898

         Common stock
         $.001 par value, 25,000,000 shares authorized, 2,513,432
         issued and outstanding                                           2,513

         Additional paid-in-capital                                   3,676,085

         Accumulated deficit                                         (1,851,053)
                                                                     ----------

         Total stockholders'equity                                    2,225,443
                                                                     ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                           $3,765,987
                                                                    ============


                 See notes to consolidated financial statements.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Operations

                                                           Years Ended
                                                           December 31,
                                                     2001                2000
                                               ---------------------------------

Net sales                                       $ 7,516,595         $ 8,305,879

Cost of sales                                     5,793,517           6,354,732
                                               ---------------------------------

Gross profit                                      1,723,078           1,951,147

Selling, general and administrative expenses      1,780,444           1,697,440
                                               ---------------------------------

Income (Loss) from operations                       (57,366)            253,707

Interest expense - net                              162,431             200,782
                                               ---------------------------------

Income (Loss) from continuing operations           (219,797)             52,925

Discontinued operations
    Loss from operation of business segment        (179,074)         (1,439,147)

    Loss from disposal of business segment         (728,494)         (1,017,188)
                                               ---------------------------------

NET LOSS                                       $ (1,127,365)       $ (2,403,410)
                                               =================================


INCOME (LOSS) PER COMMON SHARE

BASIC & DILUTED

Income (Loss) from continuing operations            $ (0.10)             $ 0.04

Loss from discontinued operations                     (0.42)              (1.76)
                                               ---------------------------------


NET LOSS                                            $ (0.52)            $ (1.72)
                                               =================================

Weighted average shares outstanding,
     basic and diluted                            2,168,052           1,396,284

                 See notes to consolidated financial statements.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows


                                                              Years Ended
                                                              December 31,
                                                           2001          2000
                                                     ---------------------------
Cash Flows from operating activities:
      Net loss                                        $(1,127,365)  $(2,403,410)
Adjustments to reconcile net less to net cash
   used in operating activities:
      Decrease in investment in discontinued
         operations                                       637,610     1,568,388
      Depreciation                                        184,749       173,498
      Amortization                                         68,974        87,267
Changes in operating assets and liabilities
      Accounts receivable                                 337,824        10,484
      Inventories                                         (11,255)      (16,181)
      Prepaid expenses and other current assets            95,351       (27,929)
      Other assets                                        (13,067)      258,797
      Accounts payable and accrued expenses              (442,251)      (46,738)
                                                     ---------------------------
      Net cash used in operating activities of
         continuing operations                           (269,430)     (395,824)
                                                     ---------------------------
Cash flows from investing activities:
      Purchase of property and equipment                 (127,532)     (107,424)
      Costs of of obtaining import license                (39,285)           -
                                                     ---------------------------
      Net cash used in investing activities
                 of continuing operations                (166,817)     (107,424)
                                                     ---------------------------
Cash flows from financing activities:
      Proceeds of long-term debt                           28,659            -
      Repayment of long-term debt                          85,201)     (110,076)
      Proceeds from issuance of capital stock             562,682       617,878
                                                     ---------------------------
      Net cash provided by financing activities           506,140       507,802
                                                     ---------------------------

Increase in cash and cash equivalents                      69,893         4,554
Cash and cash equivalents at beginning of year             31,104        26,550
                                                     ---------------------------

Cash and cash equivalents at end of year                $ 100,997      $ 31,104
                                                     ===========================
Supplemental disclosure of cash flow information:
      Interest paid                                     $ 162,431     $ 199,910
      Income taxes paid                                       240           750
Non-cash financing activities
         The Company issued 301,094 shares of its common stock for the acquisition of certain patents and testing equipment during 2000.


                 See notes to consolidated financial statements.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
            Consolidated Statement of Changes in Stockholders' Equity
                     Years Ended December 31, 2001 and 2000

                               CLASS "A" PARTICIPATING
                                CONVERTIBLE PREFERRED
                             --------------------------
                                             AMOUNT
                                           STATED AT                               ADDITIONAL       RETAINED
                                          LIQUIDATION        COMMON SHARES           PAID-IN        EARNINGS
                                SHARES       VALUE         SHARES      AMOUNT        CAPITAL        (DEFICIT)         TOTAL
                             ----------------------------------------------------------------------------------------------------
Balance at December 31, 1999     16.5      $ 397,898     1,009,333    $ 1,009       $ 525,114     $ 1,679,722      $2,603,743

Private Placement                 -               -        200,000        200         299,800              -          300,000

Options exercised                 -               -        301,786        302         496,473              -          496,775

Acquisition of Assets             -               -        301,094        301       1,792,717              -        1,793,018

Net loss                          -               -             -          -               -       (2,403,410)     (2,403,410)
                             ----------------------------------------------------------------------------------------------------

Balance at December 31, 2000     16.5        397,898     1,812,213      1,812       3,114,104        (723,688)      2,790,126

Options exercised                 -               -        701,219        701         561,981              -          562,682

Net Loss                          -               -             -          -               -       (1,127,365)     (1,127,365)
                             ----------------------------------------------------------------------------------------------------

Balance at December 31, 2001     16.5      $ 397,898     2,513,432    $ 2,513     $ 3,676,085    $ (1,851,053)     $2,225,443
                             ====================================================================================================

                 See notes to consolidated financial statements.

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF BUSINESS
     Classica Microwave Technologies, Inc. along with its wholly owned subsidiary, CGTI Classica Group Technologies Italia, S.r.l. (collectively "CMT") provides safe foods solutions through its automated microwave processing systems. Additionally, CMT's technologically advanced design of post packaging processing, extends refrigerated shelf life through pasteurization and permits non-refrigerated shelf life through sterilization without the use of any chemical additives. The system is designed to promote food safety while reducing overall operating costs, inventory storage and delivery costs without sacrificing productivity or food quality. Professor Giuseppe Ruozi, the key developer of the process and one of the leading European experts in the field of microwave technology as it applies to the food industry is under contract with CMT as its Chief Technology Officer. The use of microwave technology in concert with proprietary knowledge acquired over years of research and development by Prof. Ruozi gives CMT a strong position in the growing field of new and innovative processing technologies for the food industry. As important, the latter can be achieved without the research and development costs and the time necessary to integrate the technology with the system design. CMT expects to generate revenues in three different areas. First, the company sells microwave based processing systems for pasteurization, sterilization, sanitizing and drying of food products. Second, the company intends to lease small capacity systems to assist companies in developing an entry into a marketplace while determining the capacity requirements for the purchase of a large scale industrial system. Third, the company intends to utilize its microwave application expertise to provide development services to new and existing clients.
     Microwave energy has long been used in the food industry for various applications such as cooking and defrosting. However, the inability of competing companies to control temperature uniformity prohibited its use as a method of insuring food safety. CMT's system was designed to insure food safety through controlled temperature uniformity by using patented and proprietary microwave technology in concert with hot air under strict time and temperature guides on post packaged products. This technological advancement of guaranteed temperature uniformity using microwave energy as the heat source allows foods to be processed for consumer protection without affecting the taste and texture of the product. The process computer controlled. The design includes a self-monitoring program that alerts an operator to any system malfunction that could jeopardize the food safety of the product.
     The Company's cheese business, Cucina Classica Italiana, Inc. ("CCI"), is engaged in the production, importation and distribution of premium cheeses and Italian foods. CCI distributes its products nationally with its heaviest areas of distribution located on the East and West Coasts of the United States. Its customers are other importers and large distributors who sell to smaller distributors and retail accounts.

     FINANCIAL STATEMENT PRESENTATION
     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary companies. All material intercompany transactions have been eliminated.

     USE OF ESTIMATES
     The  preparation  of financial  statements  in  conformity  with  generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     REVENUE RECOGNITION
     Net sales are recognized at the time products are shipped to customers.

     In December 1999, the Securities and Exchange Commission (SEC) issued SEC Staff Accounting Bulletin (SAB) No. 101 Revenue Recognition in Financial Statements SAB 101 summarizing certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financials. The Company has adopted of SAB 101 and currently believes that its revenue recognition polity is consistent with the guidance of SAB 101.

     CASH EQUIVALENTS AND MARKETABLE SECURITIES
     The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

     ADVERTISING COSTS
     The Company expenses all advertising costs as incurred. The Company incurred approximately $16,860and $11,840 in advertising costs for the years ended December 31, 2001 and 2000, respectively.

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     INVENTORIES
     Inventories consist of raw materials used in production and finished goods and are carried at the lower of cost or market. Cost is determined on a first-in, first-out method.

     PROPERTY, PLANT AND EQUIPMENT
     Property, plant and equipment are carried at cost, less accumulated depreciation and amortization computed on a straight-line basis over the estimated useful lives of the assets which range from three to ten years.

     GOODWILL AND INTANGIBLE ASSETS
     Patents, recorded at cost, are amortized over their estimated useful lives, approximating 15 years. Intangible assets are reviewed for impairment whenever events or circumstances indicate impairment might exist or at least annually. Goodwill represents the excess of the fair value of the net assets acquired in acquisitions by the Company, and is being amortized on the straight-line method over 10 years. The Company assesses the recoverability of its assets by comparing projected undiscounted cash flows associated with those assets against their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

Intangible assets consist of the following at December 31, 2001:

              Patents                                $ 1,552,328

              Import licenses                             39,285
                                                   --------------
                                                       1,591,613
              Accumulated amortization                   (38,973)
                                                   --------------

              Intangible assets, net                 $ 1,552,640
                                                   ==============

Goodwill consists of the following at December 31, 2001:

              Goodwill                                 $ 300,000
              Accumulated amortization                  (142,500)
                                                   --------------

              Goodwill, net                            $ 157,500
                                                   ==============


     CONCENTRATION OF RISK
     Approximately 50% of the Company's purchases originate from one supplier, outside the United States, under an exclusive contract, which expires in 2003. Management believes that, in the event of a disruption in the supply of product as the result of circumstances beyond its control, wherein the supplier could not supply product in a timely manner, a replacement source could be obtained without major disruption to the business.

     The Company maintains cash balances in financial institutions, which are insured by the Federal Deposit Corporation up to $100,000.

     LONG-LIVED ASSETS
     In accordance with SFAS No. 121 Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be disposed of, long-lived assets to be held and used by the Company are reviewed to determine whether an event of change in circumstances indicated that the carrying amount of the asset may not be recoverable. For long-lived assets to be held and used, the Company bases its evaluation on such impairment indicators as the nature of the asset, the future economic benefit of the assets, any historical or future profitability measurements, as well as other external market conditions or factors that may be present. If such impairment indicators are present or other factors exist that indicate that the carrying amount of the assets may not be recoverable, the Company determines whether impairment has occurred through the use of undiscounted cash flows analysis of assets at the lowest level for which
identifiable  cash  flows  exist.  If  impairment  has  occurred,   the  Company
recognizes a loss for the difference between the carrying amount and the estimated value of the asset. The fair value of the asset is measured using discounted cash flow analysis or other valuation techniques. Management has determined that there is no impairment of assets in the continuing segments of the business. No impairment expense was recognized in the year ended December 31, 2001.

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     INCOME TAXES
     The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered and settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

     EARNINGS PER COMMON SHARE
     Earnings per common share is computed by dividing net income (loss) available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted earnings per share do not reflect the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares or resulted in the issuance of common shares as the impact of such would be antidilutive given the net losses incurred.

     FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of a financial instrument represents the amount at which the instrument could be exchanged in a current transaction between willing parties, other than a forced sale or liquidation. Significant differences can arise between the fair value and carrying amount of financial instruments that are recognized at historical cost amounts. The Company in estimating fair value disclosures for financial instruments used the following methods and assumptions:

o Cash and cash equivalents, trade receivables, short-term borrowings and current maturities of long-term debt: the amounts reported in the consolidated balance sheet approximate fair value.

o Long-term debt: The amount reported in the consolidated balance sheet approximates fair market value, since such debt was primarily variable rate debt.


Note 2 - Inventories

     Inventories at December 31, 2001 consist of:

          Raw materials                             $118,709

          Finished goods                             327,944
                                                 ------------

          Total inventory                           $446,653
                                                 ============

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 3 - Property and equipment

     Property and equipment, at cost, consists of the following at December 31, 2001:


   Furniture, fixtures and equipment                               $ 1,555,568

   Leasehold Improvements                                               86,876
                                                                 --------------

        Total Cost                                                   1,642,444
   Less accumulated depreciation and amortization                     (752,259)
                                                                 --------------
   Fixed assets, net                                                 $ 890,185
                                                                 ==============


NOTE 4 - DISCONTINUED OPERATIONS

     On December 28, 2000 the Company adopted a formal plan to discontinue the operations of its Deli King, Inc. ("Deli King") mobile catering subsidiary and to dispose of the assets of the business segment. The operations of Deli King ceased on March 9, 2001.

     Operating results of Deli King Subsidiary for the years ended December 31, 2001 and 2000 are shown separately in the accompanying income statement.

     Net sales of Deli King for 2001 and 2000 were $ 343,463 and $2,426,028 respectively. These amounts are not included in net sales in the accompanying financial statements.

     As of December 31, 2001, all of the assets of Deli King, Inc. have been disposed of or have been deemed to be worthless. In February 2002, Deli King, Inc. filed for liquidation under Chapter VII in the U.S. Bankruptcy Court for the District of New Jersey. Management believes that there are no material present or future liabilities on the part of the Company for matters relating to Deli King, Inc.


NOTE 5 - OTHER ASSETS

     Other assets consist of the following at December 31, 2001:

Restricted cash relating to amounts                        $352,131
    owed to a major supplier
Accounts and notes receivable                                 5,490
Deposits                                                     47,435
Other                                                           500
                                                 -------------------

Total                                                      $405,556
                                                 ===================

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 6 - LONG-TERM DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

     The Company has nine capital leases requiring monthly payments totaling $9,474 including interest between 9.0% and 16.4% and maturing through February 2006.

     The machinery and equipment under capital leases have a capitalized cost of $419,527, less accumulated depreciation of $233,969.

     The following is the schedule of future minimum payments required under the leases together with their present value as of December 31, 2001:


                        Years Ending
                        December 31,                                  Amount
                            2002                                    $ 107,758
                            2003                                       86,453
                            2004                                       17,908
                            2005                                        5,028
                            2006                                        3,771
                                                              ----------------
Total minimum lease payments                                          220,918
Less: amount representing interest                                    (26,757)
                                                              ----------------
Present value of net minimum lease
     payments including current
     maturities of  $90,949                                         $ 194,161
                                                              ================

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 7 - INCOME TAXES

     The income tax provision is comprised of the following for the years ended:

                                                           December 31,
                                                      2001              2000
                                                --------------------------------
Current
     Federal                                      $      -          $      -
     State                                               -                 -
Deferred
     Federal                                       (373,104)         (806,959)
     State                                               -                 -
                                                --------------------------------
Sub-total                                          (373,104)         (806,959)

Valuation allowance                                 373,104           806,959
                                                --------------------------------
Income tax provision                             $       -          $      -
                                                ================================

     The difference between the U.S. federal statutory rate and the Company's effective tax rate are as follows:
                                                         Year Ended December 31,
                                                             2001       2000
                                                        ------------------------
Federal statutory tax rate                                      34.0%      34.0%
Other                                                           (1.0)      (1.0)
Valuation allowance                                            (33.0)     (33.0)
                                                        ------------------------
Effective tax rate                                               0.0%       0.0%
                                                        ========================

     Deferred tax assets (liabilities) are comprised of the following:

                                                           December 31, 2001
                                                        -----------------------
Net operating loss carryforwards                             $ 8,382,559
Impairment of long-lived asset                                  (534,867)
                                                        -----------------------

                                                               7,847,692
Less:  valuation allowance                                    (7,847,692)
                                                        -----------------------
                                                             $        -
                                                        =======================

     The Company has available net operating loss carryforwards of approximately $7,800,000 for federal and state income taxes expiring between 2009 and 2021 to offset future taxable income.
     A deferred tax asset results from the benefit of utilizing net operating loss carryforwards in future years. A valuation allowance has been provided for the entire benefit.
     During the years ended December 31, 2001 and 2000, the increase in the valuation allowance was $373,104 and $806,959, respectively. These charges reflect increases in the valuation allowance related to the deferred tax asset.
     The Company will continue to assess the recoverability of its deferred income tax asset and adjustments may be necessary based on the evidence available at that time.

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 8-- COMMITMENTS

     Factoring Agreement

     The Company is a party to a factoring agreement with GMAC Commercial Credit, LLC (GMAC). The Company is required to factor substantially all of its trade receivables on a non-recourse basis in return for immediate cash credit for a major portion of these factored receivables as well as a portion of the finished goods inventory. The factoring fee is 1% of the invoice amount and 1% over prime on the amount advanced under the factoring agreement. At December 31, 2001 the amount advanced under the factoring agreement was $738,033. The prime rate was 4.75% at December 31, 2001. The factoring agreement provides The Company with an ability to receive advances of up to $3,000,000. The Company has pledged all of its accounts receivable, inventories, and equipment as collateral for this credit agreement.

     Operating Leases

     The Company leases a distribution and office facility in Lakewood, New Jersey under a lease expiring in August 2004 and requiring an annual commitment of approximately $92,000. The lease requires that the Company pay certain operating expenditures of the facility. A renewal option exists.
     The Company leases a 3768 square foot facility at Via Nagy 7, 42019 Pratissolo di Scandiano, Italy, of which approximately 2700 square feet serves as office space, with the balance serving as its laboratory. The facility is leased at a base rent of $19,522 annually. The lease was entered into on December 15, 2001, and continues for a period of four years. At the end of each year, the rent shall be adjusted based upon changes in the Italian price indexes.
     Rent expenses totaled $120,236 and $118,679 in 2001 and 2000 respectively.

     Minimum future commitments under all operating leases are as follows:


                       Year Ended
                       December 31,                          Amount
                    ------------------                ------------------

                          2002                              111,497
                          2003                              111,497
                          2004                               80,839
                          2005                               18,709
                                                      ------------------
                                                          $ 322,542
                                                      ==================

     Royalties

     The Company has a license agreement expiring in 2003 with S.p.A. Egidio Galbani ("Galbani") under which it is licensed to manufacture certain Galbani brand products in the United States. Royalties of $.20 per pound of product produced and sold are required under the agreement. The Company incurred $36,263 and $41,212 in royalty expense for the years ended December 31, 2001 and 2000 respectively.

     Litigation

     The parent and its subsidiaries are not currently involved in any litigation that they expect, individually or in the aggregate, will have a material adverse effect on the Parent's financial condition or results of operations.

     Employment Agreements

     The Company has employment agreements with the Company's Chairman and Chief Executive Officer and its Chief Financial and Operating Officer that expire on July 31, 2005.

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 9 - STOCK PLANS

     The Company's 1998 Incentive and Nonqualified Stock Option Plan was amended in 1999 to provide for the granting of options to purchase 600,000 shares of common stock to certain employees of the Company. Exercise and vesting terms for options granted under this plan are determined at each grant date. All options were granted at not less than fair market value at dates of grant. At the end of 2001, 222,821 options were available for grant under the plan and reserved for issuance under the 1998 Incentive and Nonqualified Stock Option Plan.

     The Company's 1998 Director Stock Option Plan provides for the granting of options to purchase 40,000 shares of common stock to certain directors of the Company. Exercise and vesting terms for options granted under this plan are determined at each grant date. All options were granted at not less than fair market value at dates of grant. At the end of 2001, no options were available for grant under the plan and 40,000 shares of common stock were reserved for issuance under the 1998 Director Stock Option Plan.

     SFAS No. 123 Accounting for Stock-Based Compensation encourages (but does not require) compensation expense to be measured based on fair value of the equity instrument awarded. In accordance with APB No. 25 "Accounting for Stock Issued to Employees" no compensation cost has been recognized in the Consolidated Statements of Operations for the Company's stock option plans, as all options have been granted to employees and non-employee directors with exercise prices equal to or greater than the fair market value of the underlying stock on the date of grant. If compensation cost for the Company's stock option plans had been determined in accordance with the fair value method prescribed by SFAS No. 123, the Company's net loss would have been $(1,642,335) and $(2,904,466) for 2001 and 2000, respectively. Diluted loss per share, would have been $(0.76) and $(2.08) for 2001 and 2000, respectively. This pro forma information may not be representative of the amounts to be expected in future years as the fair value method of accounting prescribed by SFAS No. 123 has not been applied to options granted prior to 1996.

     Stock options transactions are summarized as follows:

                                       2001 Options         2001 Warrants                  2000 Options       2000 Warrants
                                                Weighted                  Weighted                Weighted                Weighted
                                                 Average                   Average                 Average                 Average
                                                Exercise                  Exercise                Exercise                Exercise
                                     Shares        Price        Shares       Price        Shares     Price     Shares        Price
-----------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year      572,849       1.3127        91,300      8.9058       606,349   $4.4395     91,300      $8.9058

Granted                             734,719       1.7543                                 222,017   $1.2500     -           -

Forfeited                                                      (58,668)     8.7784      (247,500)  $3.7500

 Exercised                         (701,219)      1.7629                                  (8,017)    -          -          -
-----------------------------------------------------------------------------------------------------------------------------------


Outstanding, end of year            606,349       1.3271        32,632      9.1349       572,849   $1.3127     91,300      $8.9058
                               ====================================================================================================

Options and warrants
   exercisable at year-end          606,349       1.3271        32,632      9.1349       572,849   $1.3127     91,300      $8.9058
                               ====================================================================================================

Weighted-average fair value of     $ 1.6700                                             $ 1.8100
   options granted during the year

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

     The following table summarizes stock options and warrants outstanding and exercisable at December 31, 2001:

                             Weighted      Outstanding          Exercisable
                              Average              Average              Average
  Exercise        Options &  Remaining  Options &  Exercise  Options &  Exercise
 Price Range      Warrants     Life     Warrants    Price    Warrants     Price
--------------------------------------------------------------------------------
$ 1.25   $ 5.00   602,349      6.40      602,349   $ 1.29    602,349     $ 1.29
  6.25     8.75    20,732      3.58       20,732     7.26     20,732       7.26
  9.00    12.50    13,400      1.22       13,400     9.75     13,400       9.75
 16.80    20.00     2,500      0.02        2,500    16.80      2,500      16.80
--------------------------------------------------------------------------------

                  638,981      6.18      638,981   $ 1.73    638,981     $ 1.73
                ================================================================


     The fair value of each option granted is estimated on the date of each grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 2001 and 2000, respectively: risk free interest rate 2.5% and 5.5%; expected life from 1 to 5 years; expected volatility of 127% and 62%; dividend yield 0% and 0%. The fair values generated by the Black-Scholes model may not be indicative of the future benefit, if any, which may be received by the option holder.


Note 10 -- SEGMENT REPORTING

     The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. There are no material inter-segment sales or transfers. All revenues are generated within the United States and all revenue-producing assets are located therein.

     Management evaluates a segment's performance based upon profit or loss from operations before income taxes.

     Industry segment information is summarized as follows:


                                  Total Revenues        Operating Profits (Loss)
                                 2001          2000          2001        2000
                            ----------------------------------------------------
CCI                         $ 7,478,213    $ 8,295,163   $ 456,536    $ 741,037
CMT                                 443             -     (118,250)     (68,408)
                            ----------------------------------------------------
  Total Segment               7,478,656      8,295,163     338,286      672,629
Eliminations and other
corporate income(expenses)       37,939         10,716    (395,652)    (418,922)
                            ----------------------------------------------------
Consolidated                $ 7,516,595    $ 8,305,879     (57,366)     253,707
                            ===========================
Interest expense                                           162,431      200,782
                                                       -------------------------
Consolidated (loss) income from continuing
   operations before income taxes                       $ (219,797)    $ 52,925
                                                       =========================


                                       Depreciation and        Identifiable
                Capital Expenditures Amortization Expense         Assets
                ----------------------------------------------------------------
                   2001       2000     2001       2000       2001        2000
                ----------------------------------------------------------------
CCI              $ 78,576  $ 73,424 $ 218,342  $ 229,521  $1,300,228  $1,756,890
CMT                48,956    34,000     3,722         -      406,588      34,000
Corporate              -         -     31,659     31,244   2,059,171   2,400,963
Discontinued Op.       -         -         -          -           -      637,610
                ----------------------------------------------------------------

Consolidated     $127,532  $107,424 $ 253,723  $ 260,765  $3,765,987  $4,829,463
                ================================================================

                   THE CLASSICA GROUP, INC. AND SUBSIDIARIES
                   Notes to Consolidated Financial Statements

NOTE 11 - RECENT ACCOUNTING PRONOUNCEMENTS

     In June,  2001,  the  Financial  Accounting  Standards  Board (FASB) issued
Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. The
Company is required to adopt SFAS No. 141 for all business combinations completed after June 30, 2001. This standard requires that business combinations initiated after June 30, 2001, be accounted for under the purchase method. Goodwill and other intangible assets that result from business combinations before July 1, 2001, must be reclassified to conform to the requirements of SFAS No. 142, as of the statement adoption date.

     The Company will adopt SFAS No. 142 at the beginning of 2002 for all goodwill and intangible assets recognized in the Company's Balance Sheet as of January 1, 2002. This standard changes the accounting for goodwill from an amortization method to an impairment-only approach, and introduces a new model for determining impairment changes.

     The new impairment model requires performance of a two-step test for operations that have goodwill assigned to them. First, it requires a comparison of the book value of net assets to the fair value of the related operation. Fair values are estimated using discounted cash flows, subject to adjustment based upon the Company's market capitalization at the date of evaluation. If fair value is determined to be less than book value, a second step is performed to compute the amount of impairment. In this process, the fair value of goodwill is estimated, and is compared to its book value. Any shortfall of the fair value below book value represents the amount of the impairment.

     The Company expects, on a prospective basis, that the non-amortization of goodwill will have the effect of increasing income by $30,000 in year of adoption.

     In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations, and in August, 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, effective for fiscal years beginning after December 15, 2001. The Company does not believe that the implementation of these standards will have a significant impact on the financial statements.


NOTE 12 - STOCKHOLDERS' EQUITY

     The Preferred Stockholders have no voting rights but are entitled to a priority of payment in the amount of the original subscription price paid for each Preferred Share ($16,667 to $25,000), plus a proportionate amount, as defined, on any remaining excess proceeds if there is, among other matters, a sale of all or substantially all of the shares or assets of the Company. The Preferred Stockholders are not entitled to specific dividends; however, should the Company declare any dividends on the common shares, the Preferred
Stockholders will be entitled to receive dividends as if they had converted to common shares immediately prior to the dividend declaration. The holders of the Preferred Shares may convert, at their option, at any time, all or part of their shares into common shares. Each outstanding Preferred Share is convertible into one common share, subject to certain adjustments as defined in the Amended Certificate of Incorporation.

     The Company has reserved, in aggregate, 17 common shares for possible future issuance to Preferred Shareholders in the event of conversion.

     At December 31, 2001 their were 16.5 preferred shares outstanding all of which are convertible into common shares at the holder's option.

           Pro Forma Statement of Operations For the Nine-months Ended
                     September 30, 2002 and 2001 (Unaudited)

The following Pro Forma Statement of Operations for the Nine-months Ended September 30, 2002 and 2001 (Unaudited) presents revenues, income (loss) from continuing operations, income (loss) from discontinued operations, net income
(loss) and income (loss) per share for those periods as though the sale of the assets of our Cucina Classica Italiana, Inc. subsidiary and the private placement of the shares being registered hereunder took place at the beginning of those periods

                    THE CLASSICA GROUP, INC. AND SUBSIDIARIES
           Pro Forma Consolidated Statements of Operations (Unaudited)


                                                       For the nine months ended
                                                             September 30,
                                                         2002             2001
                                                   -----------------------------
Net sales                                              $ 42,487        $ 53,019

Cost of sales                                                 0               0
                                                   -----------------------------
Gross profit                                             42,487          53,019

Selling, general and administrative expenses            978,169         367,755
                                                   -----------------------------

Loss from continuing operations                        (935,682)       (314,736)

Loss from discontinued operations                             0        (241,179)
                                                   -----------------------------

Net loss                                             $ (935,682)     $ (555,915)
                                                   =============================

LOSS PER COMMON SHARE BASIC AND DILUTED

Loss from continuing operatons                          $ (0.22)        $ (0.10)

Loss from discontinued operations                             0           (0.08)
                                                   -----------------------------

Net loss                                                $ (0.22)        $ (0.18)
                                                   =============================
Weighted average shares outstanding,
     basic and diluted                                4,193,274       3,097,508

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Registrant's Certificate of Incorporation permits indemnification to the fullest extent permitted by New York law. The Registrant's by-laws require the Registrant to indemnify any person who was or is an authorized representative of the Registrant, and who was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Registrant and, with respect to any criminal third party proceeding (including any action or investigation which could or does lead to a criminal third party proceeding) had no reasonable cause to believe such conduct was unlawful. The Registrant shall also indemnify any person who was or is an authorized representative of the Registrant and who was or is a party or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate action if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the court in which such corporate proceeding was pending shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such authorized representative is fairly and reasonably entitled to indemnity for such expenses which the Superior Court or such other court shall deem proper. Such indemnification is mandatory under the Registrant's by-laws as to expenses actually and reasonably incurred to the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein. The determination of whether an individual is entitled to indemnification may be made by a majority of disinterested directors, independent legal counsel in a written legal opinion or the shareholders. The Registrant currently maintains a directors and officers liability insurance policy.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is therefore unenforceable.

Item 25.  Other Expenses of Issuance and Distribution

         The estimated expenses payable in connection with this offering of the shares of common stock offered hereby are as follows:

                                                                    Amount
                                                                -----------
         Securities and Exchange Commission registration fee    $    232.67
         Legal fees and expenses                                   4,500.00
         Accounting fees and expenses                              2,000.00
         Miscellaneous                                               267.33
                                                                -----------
Total                                                             $7,000.00
                                                                ===========


Item 26.  Recent Sales of Unregistered Securities

        In addition to the sale of an aggregate of $1,030,000 of our common stock and warrants exercisable for our common stock, for which we are registering 1,386,000 shares of our common stock hereunder, we sold 200,000 shares of our common stock on May 31, 2002 to two investors in a private placement. In addition, in 2001, we issued a warrant exercisable into 100,000 shares of our common stock in consideration for the warrant holder's performance of legal advisory services on a non-exclusive basis.

Item 27.  Exhibits

Exhibit No.   Description

  3.1      Certificate of Incorporation and all Amendments
              of the Company
  3.2      Bylaws of the Company
  5.1      Opinion of Greenbaum, Rowe, Smith, Ravin,
              Davis & Himmel LLP
 10.1      Securities Purchase Agreement
 10.2      Registration Rights Agreement
 10.3      Form of Warrant
 10.4      Placement Agent Agreement
 23.1      Consent of Ehrenkrantz, Sterling & Co., LLC
 23.2      Consent of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel LLP
               (included in opinion filed as Exhibit 5.1)
 24.1      Power of Attorney (included on signature page)
----------------------

Item 28.  Undertakings

         The undersigned registrant will:

                 (1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a) (3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the
                                information in the registration statement.
                                Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective registration statement; and
                          (iii) To include any additional or changed material
                                information on the plan of distribution. (iv) To reflect the results of this offering.

                 (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                 (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Lakewood, State of New Jersey, on the 21st day of January, 2003.

                                            The Classica Group, Inc.


                                            By:/s/ Scott G.  Halperin
                                            -------------------------
                                                   Scott G.  Halperin
                                                   Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott G. Halperin his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be one in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

            Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.

    Signatures                      Title(s)                         Date
--------------------------------------------------------------------------------

/s/ Scott G.  Halperin        Chief Executive Officer          January 21, 2003
----------------------        Chairman of the Board
Scott G.  Halperin            Director


/s/ Bernard F.  Lillis, Jr.   Chief Financial Officer          January 21, 2003
---------------------------   Chief Administrative Officer
Bernard F.  Lillis, Jr.       Director

/s/ Joseph Greene             Director                         January 21, 2003
-----------------
Joseph Greene

/s/ Alan Rubin                Director                         January 21, 2003
--------------
Alan Rubin